Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

DURANGO MIDSTREAM LLC,

KINETIK HOLDINGS LP

AND

KINETIK HOLDINGS INC.

May 9, 2024

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Exhibits

Exhibit A – Definitions

Exhibit B – Form of Joinder Agreement

Exhibit C – Form of Assignment Agreement

Exhibit D – Form of Mutual Release

Exhibit E – R&W Policy

Exhibit F – Form of Transition Services Agreement

Exhibit G – Form of Observer Rights Agreement

Exhibit H – Form of Registration Rights Agreement

Exhibit I – Restrictive Legends

Disclosure Schedule

Section 1.01(a)	–	Credit Support Obligations
Section 1.01(b)	–	Seller Knowledge Persons
Section 1.01(c)	–	Purchaser Knowledge Persons
Section 1.01(d)	–	Permitted Liens
Section 1.01(e)	–	Business Employees
Section 1.01(f)	–	Corporate Employees
Section 1.01(g)	–	Kings Landing AFE
Section 1.01(h)	–	Capital Expenditure Budget
Section 1.01(i)	–	Excluded Liabilities
Section 2.03(a)	–	Payoff Letters
Section 3.02(a)	–	Company Group Conflicts
Section 3.02(b)	–	Company Group Consents and Approvals
Section 3.03(a)	–	Company Group Interests
Section 3.04(a)	–	Company Financial Statements
Section 3.04(c)	–	Effective Time Indebtedness and Cash
Section 3.05	–	Compliance with Applicable Laws
Section 3.06	–	Permits
Section 3.07	–	Litigation; Orders
Section 3.08(a)	–	Owned Real Property
Section 3.08(c)	–	Real Property Matters
Section 3.08(d)	–	Real Property Recourse
Section 3.09	–	Environmental Matters
Section 3.10	–	Taxes
Section 3.11(a)	–	Material Producers
Section 3.11(b)	–	Business with Material Producers
Section 3.12(a)	–	Material Contracts
Section 3.13(a)	–	Intellectual Property Contracts
Section 3.13(b)	–	Company Group Intellectual Property Rights
Section 3.13(c)	–	Company Group Registered Intellectual Property
Section 3.14(i)	–	Available Employees
Section 3.14(ii)	–	Independent Contractors
Section 3.15(a)	–	Company Benefit Plans

v

Section 3.16(a)	–	Insurance
Section 3.16(c)	–	Pending Insurance Claims
Section 3.17	–	Broker’s Commissions
Section 3.18	–	Absence of Changes
Section 3.19	–	Title and Condition of Tangible Personal Property
Section 3.20	–	Affiliate Transactions
Section 4.03(a)	–	Seller Consents
Section 4.04(a)	–	Ownership of the Company Interests
Section 5.03(a)	–	Purchaser Conflicts
Section 5.03(b)	–	Purchaser Consents and Approvals
Section 5.06	–	Parent Capitalization
Section 6.01(a)	–	Interim Period Operations
Section 6.01(b)	–	Interim Period Restrictions
Section 6.01(b)(xxi)	–	Certain Contracts

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 9, 2024 (the “Signing Date”), is entered into by and between Durango Midstream LLC, a Colorado limited liability company (the “Seller”), Kinetik Holdings LP, a Delaware limited partnership (the “Purchaser”), and Kinetik Holdings Inc., a Delaware corporation (the “Parent”). The Seller, the Purchaser and the Parent are referred to in this Agreement from time to time each as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding membership interests of Durango Permian LLC, a Delaware limited liability company (the “Company” and such membership interests collectively, the “Company Interests”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Seller desires to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, 100% of the Company Interests (collectively, the “Purchased Interests”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.02 Rules of Construction.

(a) The Disclosure Schedule and the Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedule are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time shall be of an essence of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Company Financial Statements to the extent that the Company Financial Statements are prepared in accordance with GAAP.

(f) Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities.

(i) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal.

(j) Reference herein to “default under,” “breach of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”

(k) The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.

(l) The phrase “made available” means that (i) any of the Purchaser, its Affiliates or its Representatives has had the reasonable opportunity (regardless of whether exercised) prior to the Signing Date to review such documents or materials at the offices of the Company or any of their respective Representatives or (ii) such documents were available in a data room or any other physical or electronic means provided by the Company, at least two Business Days prior to the Signing Date.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of Purchased Interests.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller and assume and accept the Liabilities associated with, the Purchased Interests, free and clear of all Liens (other than Permitted Liens).

(b) In consideration for the sale and transfer of the Purchased Interests by the Seller to the Purchaser, the Purchaser shall (x) make the issuances contemplated by Section 2.07, (y) make the payments contemplated by Section 2.08, if any, and (z) pay to the Seller, upon the terms and subject to the conditions set forth in this Agreement, an amount (the “Adjusted Purchase Price”) equal to:

(i) the Base Purchase Price;

(ii) minus the Leakage Amount (which Leakage Amount may be a positive number or zero), if any;

(iii) minus the amount of the Closing Transaction Expenses (which Closing Transaction Expenses may be a positive number or zero) to the extent not paid by or on behalf of the Seller prior to the Closing; and

(iv) plus the aggregate amount of all cash contributed to the Company after the Effective Time but before the Closing (which amount may be a positive number or zero), in each case, by or on behalf of Seller (“Closing Cash Contributions”).

(c) Not later than five Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Pre-Closing Statement”) setting forth its good faith estimates of (i) (A) the Leakage Amount, (B) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and (C) Closing Cash Contributions, in each case, determined in accordance with this Agreement and (ii) the Adjusted Purchase Price resulting from the foregoing estimates (the “Estimated Purchase Price”).

Section 2.02 Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the Transactions (the “Closing”) shall take place via electronic exchange of signatures on the second Business Day after the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree.

Section 2.03 Closing Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser:

(a) payoff letters in respect of the Indebtedness of the Company Group set forth on Section 2.03(a) of the Disclosure Schedule (the “Payoff Letters”) and the other Payoff Documentation, in each case and to the extent applicable, in final and fully executed and authorized form, and, with respect to such other Payoff Documentation, subject to the conditions to release thereof as set forth in the applicable Payoff Letter (if applicable);

(b) a counterpart of the assignment agreement, substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”), evidencing the assignment and transfer to the Purchaser of the Purchased Interests, duly executed by the Seller;

(c) a counterpart of the mutual release, substantially in the form attached hereto as Exhibit D (the “Mutual Release”), duly executed by the Seller;

(d) a duly completed and executed IRS Form W-9 of the Seller (or, if the Seller is an entity disregarded from its owner for U.S. federal income tax purposes, the Seller’s regarded owner) dated as of the Closing Date;

(e) a counterpart of the Transition Services Agreement, duly executed by the Seller;

(f) written evidence of the Company Group’s termination or unwinding of any and all Derivative Transactions in accordance with Section 6.14, which evidence may be incorporated into the Payoff Letters;

(g) the resignations (or evidence of removal) of each director and officer of each member of the Company Group, in each case, effective as of the Closing;

(h) a counterpart of the observer rights agreement, substantially in the form attached hereto as Exhibit G (the “Observer Rights Agreement”), duly executed by the Seller;

(i) a counterpart of the registration rights agreement, substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”), duly executed by the Seller;

(j) a counterpart of the joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), duly executed by Seller;

(k) all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens against the Company Interests or against the Company Group or their respective assets securing the Seller Notes, including, if applicable, releases of any guarantees provided by the Company Group, UCC termination statements with respect to any Liens against the Company Interests or against the Company Group or their respective assets, and deed of trust, mortgage and intellectual property releases against the Company Group or their respective assets, in each case to the extent applicable and with respect to the Seller Notes; and

(l) the officer’s certificate referenced in Section 7.04.

Section 2.04 Closing Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Seller:

(a) payment of the Estimated Purchase Price to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by the Seller to the Purchaser prior to the Closing Date (the “Wire Transfer Instructions”), and evidence satisfactory to the Seller confirming such payment;

(b) evidence satisfactory to the Seller confirming payment of the amounts set forth in the Payoff Letters delivered pursuant to Section 2.03(a) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters;

(c) evidence satisfactory to the Seller confirming payment of all Estimated Closing Transaction Expenses (including any prepayments thereof) set forth in the Pre-Closing Statement (if any), in each case by wire transfer of immediately available funds pursuant to written instructions provided by the Seller to the Purchaser concurrently with the delivery of the Pre-Closing Statement;

(d) a counterpart of the Assignment Agreement, duly executed by the Purchaser;

(e) a counterpart of the Mutual Release, duly executed by the Purchaser;

(f) a counterpart of the Transition Services Agreement, duly executed by the Purchaser;

(g) a counterpart of the Observer Rights Agreement, duly executed by the Parent;

(h) a counterpart of the Registration Rights Agreement, duly executed by the Parent;

(i) a counterpart to the Joinder Agreement, duly executed by the Purchaser; and

(j) the officer’s certificate referenced in Section 8.04.

Section 2.05 Post-Closing Purchase Price Adjustment – Post-Closing Adjustment Amount.

(a) Not later than 60 days after the Closing Date, the Purchaser shall deliver to the Seller a certificate signed by a duly authorized representative of the Purchaser setting forth, in reasonable detail, the Purchaser’s calculation, as of the Closing Date of (i) the (A) Leakage Amount, (B) Closing Transaction Expenses and (C) Closing Cash Contributions and (ii) the resulting Post-Closing Adjustment Amount (such calculation, the “Post-Closing Statement”) and the work papers supporting such calculations.

(b) The Seller shall have 30 days from the date the Purchaser delivers the Post-Closing Statement and the work papers supporting such calculations to the Seller (such period, the “Dispute Period”) to notify the Purchaser in writing as to whether the Seller agrees or disagrees with the Purchaser’s calculation of any of the amounts reflected on the line items of the Post-Closing Statement (such written notice, the “Dispute Notice” and each such item, a “Disputed Item”); provided, however, that in each case the Seller shall notify the Purchaser in writing of each Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor. During the Dispute Period, the Purchaser shall make available or cause to be made available to the Seller and its accountants (during regular business hours and upon reasonable prior notice), at the Seller’s sole cost and expense, (i) the Books and Records relating to the Post-Closing Statement and (ii) Purchaser’s accounting personnel and advisors, in each case, as reasonably requested by the Seller. In the event that the Purchaser fails to provide such access (and Purchaser is provided written notice of such failure by Seller), the Dispute Period shall be automatically extended by the number of days Purchaser failed to provide such access.

(c) If the Seller fails to deliver a Dispute Notice to the Purchaser prior to the expiration of the Dispute Period, the Purchaser’s calculation of the Leakage Amount, Closing Transaction Expenses, Closing Cash Contributions and the resulting Post-Closing Adjustment Amount shall be deemed to be the Final Leakage Amount, Final Closing Transaction Expenses, Final Closing Cash Contributions and Final Post-Closing Adjustment Amount, as applicable, and shall be binding upon the Parties.

(d) If the Seller delivers a Dispute Notice to the Purchaser during the Dispute Period, the Parties shall, for a period of 30 days from the date the Seller delivers the Dispute Notice to the Purchaser (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the Disputed Items and determine the Post-Closing Adjustment Amount. Any Disputed Items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon the Parties.

(e) If the Parties are unable to resolve all of the Disputed Items during the Resolution Period, then either Party may refer the remaining Disputed Items (the “Remaining Items”) to a U.S. nationally recognized, independent accounting firm that is mutually agreed to by the Parties, or, if the Parties are unable to mutually agree, to Ernst & Young LLP (the “Independent Accountant”). If a Party delivers written notice to the other Party that it elects to refer the remaining Disputed Items to the Independent Accountant, then the Parties shall promptly mutually engage the Independent Accountant on terms customary for such an engagement. The Parties shall furnish the Independent Accountant, on the date of such engagement (the “Engagement Date”), with the Post-Closing Statement, the Dispute Notice and any Disputed Items previously resolved by the Parties pursuant to Section 2.05(d). The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the Remaining Items and determining the Post-Closing Adjustment Amount. Additionally, within five days after the Engagement Date, each Party shall provide the Independent Accountant with a written statement (a “Position Statement”) describing in reasonable detail such Party’s position regarding the Remaining Items (copies of which shall concurrently be delivered to the other Party). If either Party fails to timely deliver its Position Statement to the Independent Accountant, the Independent Accountant shall resolve the Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Accountant in accordance with this Section 2.05(e). Within 30 days after the Engagement Date (the date such written determination is delivered to the parties, the “Delivery Date”), the Independent Accountant shall deliver to the parties a report specifying its final determination of the Remaining Items and the resulting Leakage Amount, Closing Transaction Expenses, Closing Cash Contributions, the resulting Post-Closing Adjustment Amount, its adjustments, if any, to the Post-Closing Statement and the calculations supporting such determinations and adjustments. Such report shall, absent manifest error, be final, conclusive and binding on the Parties. Each of the Leakage Amount, Closing Transaction Expenses and Closing

Cash Contributions, as finally determined pursuant to this Section 2.05, is referred to herein as the “Final Leakage Amount,” “Final Closing Transaction Expenses,” and “Final Closing Cash Contributions,” respectively. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the Remaining Items. In no event shall the Independent Accountant assign a value to the Post-Closing Adjustment Amount or any Remaining Item that is greater than the highest, or less than the lowest, calculation thereof proposed by the Parties. The Independent Accountant’s determination as to the Remaining Items and the Post-Closing Adjustment Amount shall, absent manifest error, be final and binding upon the Parties and not be subject to judicial review. The costs, fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and the Purchaser, on the other hand, based on the degree to which the Independent Accountant’s determination of the aggregate amount of the Remaining Items accepts each Party’s respective positions with respect thereto. For example, if the Seller’s position is that the aggregate amount of the Remaining Items is $300, the Purchaser’s position is that the aggregate amount of the Remaining Items is $100 and the Independent Accountant determines that the aggregate amount of the Remaining Items is $150, then the Seller shall pay 75% ($300 - $150 / $300 - $100) and the Purchaser shall pay 25% ($150 - $100 / $300 - $100), respectively, of the Independent Accountant’s costs, fees and expenses.

(f) The Post-Closing Adjustment Amount calculated using the Estimated Purchase Price and the Final Purchase Price (as finally determined in accordance with this Section 2.05) shall be the “Final Post-Closing Adjustment Amount.”

Section 2.06 Payment of Final Post-Closing Adjustment Amount. Following the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05:

(a) if the Final Post-Closing Adjustment Amount is negative, the Seller shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) pay to the Purchaser such amount by wire transfer of immediately available funds to an account designed by the Purchaser in writing;

(b) if the Final Post-Closing Adjustment Amount is positive, the Purchaser shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) pay to the Seller such amount by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions; and

(c) if the Post-Closing Adjustment Amount equals zero, no Party shall be required to make any additional payments pursuant to this Section 2.06.

Section 2.07 Closing Date Equity Consideration; Deferred Consideration.

(a) On the Closing Date, the Parent shall issue and contribute to the Purchaser the shares of Parent Class C Common Stock comprising, together with (subject to the terms of this Section 2.07) an equal number of Purchaser Common Units, the Closing Date Equity Consideration, and immediately thereafter the Purchaser shall deliver such shares of Parent Class C Common Stock and (subject to the terms of this Section 2.07) issue an equal number of Purchaser Common Units comprising the Closing Date Equity Consideration to the Seller, all of which shall be issued in book entry form and contain or be subject to the applicable restrictive legends set forth in Exhibit I.

(b) Subject to Section 2.07(c), on July 1, 2025, the Parent shall issue and contribute to the Purchaser the shares of Parent Class C Common Stock comprising, together with (subject to the terms of this Section 2.07) an equal number of Purchaser Common Units, the Deferred Consideration, and immediately thereafter the Purchaser shall deliver such shares of Parent Class C Common Stock and (subject to the terms of this Section 2.07) issue an equal number of Purchaser Common Units comprising the Deferred Consideration to the Seller, all of which shall be issued in book entry form and contain or be subject to the applicable restrictive legends set forth in Exhibit I.

(c) Notwithstanding anything to the contrary herein, in the event that a Purchaser Change of Control Event, Purchaser Rating Decline, Parent Delisting Event, or Purchaser Bankruptcy Event occurs prior to the issuance of the Deferred Consideration in accordance with Section 2.07(b), the Parent and the Purchaser shall cause the Deferred Consideration to be issued and delivered to the Seller upon the later of (A) the Closing Date and (B) (x) immediately prior to the occurrence of such Purchaser Change of Control Event or (y) promptly following such Purchaser Rating Decline, Parent Delisting Event, or Purchaser Bankruptcy Event, but in any event no later than five Business Days thereafter, as applicable. All issuances of Deferred Consideration shall be made without setoff, deduction, or counterclaim on the date due.

(d) If the Parent or the Purchaser fails to issue the Deferred Consideration when due pursuant to this Section 2.07, then until paid in full, such delinquent Deferred Consideration shall accrue interest daily from the date on which such Deferred Consideration was due at an annual rate equal to fifteen percent (15%), which shall be payable by the Purchaser in cash on demand by the Seller. Notwithstanding anything to the contrary in this Agreement, this Section 2.07(d) shall not affect or otherwise diminish any of the Seller’s other rights or remedies set forth in this Agreement, including the Seller’s rights with respect to the Deferred Consideration.

(e) For purposes of determining the amount on which interest shall accrue with respect to the Deferred Consideration pursuant to Section 2.07(d), the Deferred Consideration shall be an amount equal to $300,000,000.

(f) If Parent, at any time after the Signing Date and prior to the issuance of the Closing Date Equity Consideration or the Deferred Consideration, as applicable: (i) subdivides any outstanding shares of Parent Common Stock into a larger number of shares or (ii) combines (including by way of reverse stock split) any outstanding shares of Parent Common Stock into a smaller number of shares, then in each case, the Parent Common Stock VWAP shall be multiplied by a fraction of which the numerator shall be the number of shares of Parent Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Parent Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 2.07(f) shall become effective immediately after the effective date of such subdivision or combination.

(g) If Purchaser, at any time after the Signing Date and prior to the issuance of the Closing Date Equity Consideration or the Deferred Consideration, as applicable: (i) subdivides any outstanding Purchaser Common Units into a larger number of units or (ii) combines (including by way of reverse unit split) any outstanding Purchaser Common Units into a smaller number of units, then in each case, the number of Purchaser Common Units to be issued in connection with the applicable issuance prior to such event shall be adjusted by multiplying such number of Purchaser Common Units by a fraction of which the numerator shall be the number of Purchaser Common Units outstanding immediately after such event and of which the denominator shall be the number of Purchaser Common Units outstanding immediately before such event. Any adjustment made pursuant to this Section 2.07(g) shall become effective immediately after the effective date of such subdivision or combination.

(h) If Parent or Purchaser, at any time after the Signing Date and prior to the issuance and delivery to the Seller of the Closing Date Equity Consideration or the Deferred Consideration, as applicable: (i) pays a stock dividend or otherwise makes a distribution or distributions on the Parent Class A Common Stock or Purchaser Common Units payable in Equity Interests, including any issuance of any Equity Interests of Parent or the Purchaser by reclassification of shares of the Parent Class A Common Stock or Purchaser Common Units, or (ii) shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Parent Class A Common Stock or Purchaser Common Units, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Special Distribution”); provided, however, that the following shall not be deemed to be a Special Distribution: (w) regular quarterly cash dividends and distributions, (x) any issuances of Equity Interests of Parent or the Purchaser in connection with any dividend or distribution reinvestment program of Parent or Purchaser, and (y) any repurchases of Equity Interests of Parent pursuant to the 2023 Plan, and (z) any repurchases of Equity Interests of Parent and the Purchaser pursuant to the Purchaser’s Organizational Documents, subject to the occurrence of Closing, the Seller shall be entitled to participate in such Special Distribution to the same extent that Seller would have participated therein if Seller had been issued all of the Closing Date Equity Consideration and the Deferred Consideration immediately before the date of which a record is taken for such Special Distribution, or, if no such record is taken, the date as of which the record holders of shares of Parent Common Stock and Purchaser Common Units are to be determined for the participation in such Special Distribution, which participation shall occur on the later to occur of (x) the date such Special Distribution is made and (y) the Closing Date.

(i) If at any time following the Closing Date and prior to the issuance and delivery to the Seller of the Deferred Consideration: (i) the Parent or the Purchaser, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Parent or Purchaser with or into another Person that does not result in a Purchaser Change of Control Event, (ii) the Parent or the Purchaser effect any purchase offer, tender offer or exchange offer pursuant to which holders of Parent Common Stock or Purchaser Common Units, as applicable, are permitted to sell, tender or exchange their shares for other Equity Interests, cash or property that does not result in a Purchaser Change of Control Event, (iii) the Parent or the Purchaser, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Parent Common Stock or Purchaser Common Units, as applicable, or any compulsory exchange pursuant to which the Parent Common Stock or Purchaser Common Units are converted into or exchanged for other Equity Interests, cash or property that does not result in a Purchaser

Change of Control Event (each, a “Fundamental Transaction”), then, upon issuance of the Deferred Consideration in accordance with Section 2.07(b), Seller shall have the right to receive the Equity Interests of the successor or acquiring Person, including of the Parent or Purchaser if either is the surviving Person, and any other cash or property (collectively, the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Parent Class C Common Stock and Purchaser Common Units that would have been issued to Seller as the Deferred Consideration immediately prior to such Fundamental Transaction. If holders of Parent Common Stock or Purchaser Common Units are given any choice as to the Equity Interests, cash or property to be received in a Fundamental Transaction, then Seller shall be given the same choice as to the Alternate Consideration it receives following such Fundamental Transaction.

Section 2.08 Contingent Consideration.

(a) Subject to the occurrence of the Kings Landing In-Service Date, in addition to the other consideration to be paid or issued to the Seller hereunder, the Purchaser shall pay to the Seller, in accordance with Section 2.08(b), an amount (as finally determined pursuant to this Section 2.08) equal to, which amount shall never be less than $0 (the “AFE Consideration”):

(i) $75,000,000;

(ii) plus the amount, if any, by which the Target AFE is greater than the AFE Amount; and

(iii) minus the amount, if any, by which the AFE Amount is greater than the Target AFE.

(b) Not later than 75 days after the Kings Landing In-Service Date (but subject to the Kings Landing In-Service Date) (the “AFE Determination Date”), the Purchaser shall prepare and deliver to the Seller a preliminary statement (the “AFE Statement”) setting forth in reasonable detail the Purchaser’s good faith calculation of the AFE Consideration (the “Estimated AFE Consideration”), and within five (5) Business Days following the AFE Determination Date, the Purchaser shall pay the Estimated AFE Consideration to the Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions or to such other account as may be designated in writing by the Seller. The AFE Statement will (i) be derived from the books and records of the Business, (ii) be prepared in accordance with the provisions of this Section 2.08 (and any defined terms used herein) and (iii) include reasonable supporting detail to evidence the calculations of the amounts contained therein. During the period commencing upon the date of receipt by the Seller of the AFE Statement and expiring on the date that is 30 days thereafter (the “AFE Consideration Review Period”), the Purchaser shall make available or cause to be made available to the Seller and its accountants (during regular business hours and upon reasonable prior notice), at the Seller’s sole cost and expense and subject to Section 6.04(b), (i) the Books and Records relating to the AFE Statement and (ii) Purchaser’s accounting personnel and advisors, in each case, as reasonably requested by the Seller. In the event that the Purchaser fails to provide such access (and the Purchaser is provided written notice of such failure by Seller), the AFE Consideration Review Period shall be automatically extended by the number of days the Purchaser failed to provide such access. If the Seller disputes the calculation of the AFE Consideration set forth in the AFE Statement, then the Seller may deliver a written notice to the Purchaser (an “AFE Consideration Dispute Notice”) to the Purchaser prior to the expiration of the AFE Consideration Review Period. Any AFE Consideration Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of any such calculation set forth in the AFE Statement and the Seller’s determination of the AFE Consideration. If the Seller does not deliver an AFE Consideration Dispute Notice prior to the expiration of the AFE Consideration Review Period, the AFE Consideration set forth in the Purchaser’s AFE Statement shall be deemed final and binding on the Purchaser and the Seller. If the Seller delivers an AFE Consideration Dispute Notice prior to the expiration of the AFE Consideration Review Period, then the Purchaser and the Seller shall meet, confer and exchange additional relevant information reasonably requested by the other Party regarding the calculation of the AFE Consideration for a period of 20 days following delivery of such AFE Consideration Dispute Notice to the Purchaser and the Purchaser and the Seller shall use their respective commercially reasonable efforts to resolve by written agreement any differences as to the AFE Consideration. In the event that the Seller and the Purchaser so resolve any such differences, the AFE Consideration so mutually agreed upon the Purchaser and the Seller shall be final and binding as the AFE Consideration. If the Seller and the Purchaser are unable to reach agreement on the calculation of the AFE Consideration within the 20 day period following delivery of such AFE Consideration Dispute Notice to Purchaser, then either the Seller or the Purchaser may submit any remaining disputes with respect to the AFE Consideration calculation that were included in the AFE Consideration Dispute Notice to the Independent Accountant and the dispute resolution procedures set forth in Section 2.05(e) shall apply, mutatis mutandis, to resolve such remaining disputes. The Independent Accountant’s determination and calculation of the AFE Consideration will be conclusive and binding upon the Parties (absent manifest error) for all purposes of this Agreement and may be entered and enforced in any court of competent jurisdiction as an arbitral award. The AFE Consideration as finally determined pursuant to this Section 2.08(b) is herein referred to as the “Final AFE Consideration”.

(c) Within five (5) Business Days following the determination of the Final AFE Consideration:

(i) if the Estimated AFE Consideration exceeds the Final AFE Consideration, the Seller shall pay to the Purchaser the amount of such excess by wire transfer of immediately available funds to an account designed by the Purchaser in writing;

(ii) if the Final AFE Consideration exceeds the Estimated AFE Consideration, the Purchaser shall promptly pay to the Seller the amount of such excess by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions or to such other account as may be designated in writing by the Seller; and

(iii) if the Estimated AFE Consideration and Final AFE Consideration are equal, no Party shall be required to make any additional payments pursuant to this Section 2.08(c).

(d) The following provisions shall apply during the period from the Closing through payment of all contingent consideration pursuant this Section 2.08:

(i) the Purchaser shall, and shall cause its Affiliates (including the Company Group) to, use commercially reasonable efforts (in good faith) to achieve the Kings Landing In-Service Date and shall not, and shall cause its Affiliates (including the Company Group) not to, take any action with the primary intent of reducing the contingent consideration payable to the Seller pursuant this Section 2.08;

(ii) the Purchaser shall provide Seller with copies of all material written notices received or issued by Purchaser or any of its Affiliates (including the Company Group) under the EPC Agreement or any other applicable material Contract related to the development, construction and completion of the Kings Landing Gas Gathering and Processing Development, including any written notice alleging a breach of the EPC Agreement and any material change orders;

(iii) the Purchaser shall not, and shall not permit its Affiliates (including the Company Group) to, without reasonable grounds (as determined in the Purchaser’s business judgment), terminate the EPC Agreement or fail to make any payments required pursuant to the terms of the EPC Agreement (which, for the avoidance of doubt, shall not prevent Purchaser from disputing any payments in good faith); and

(iv) within 15 days following the end of each month, the Purchaser shall deliver to the Seller a written statement setting forth the Purchaser’s calculation of the AFE Amount through the end of such month, together with all supporting documentation (including copies of any applicable invoices) with respect thereto.

(e) Notwithstanding anything to the contrary herein, in the event that, prior to the occurrence of the Kings Landing In-Service Date, (i) a Kings Landing Change of Control Event occurs, (ii) the EPC Agreement is terminated and not replaced within 90 days following such termination with an engineering, procurement and construction agreement with a recognized and experienced industry contractor or (iii) the Purchaser and its Affiliates (including the Company Group) cease to use commercially reasonable efforts (in good faith) to achieve completion of the Kings Landing Gas Gathering and Processing Development for any 60 consecutive day-period or for 120 days or more in the aggregate (other than as a result of force majeure or any cessation required by applicable Law), the Purchaser shall pay to the Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions or to such other account as may be designated in writing by the Seller an amount equal to $75,000,000 in satisfaction of its payment obligations under this Section 2.08.

(f) All payments to be made pursuant this Section 2.08 shall be made without setoff, deduction, or counterclaim on the date due.

(g) In the event that Purchaser or any of its Affiliates (including, from and after Closing, any member of the Company Group) modifies or changes the scope of the Kings Landing Gas Gathering and Processing Development contemplated by the Target AFE (whether through (x) a change in the design of the Kings Landing Gas Gathering and Processing Development, or (y) issuance of a change order under, the entering into an amendment or other modification of, the EPC Agreement or other applicable Contract), other than any changes (i) that are required (e.g., that are not discretionary or otherwise optional) for the operational performance or reliability of the Kings Landing Gas Gathering and Processing Development or (ii) as required to comply with any Law. Any capital expenditures associated with such modification or change in scope of the Kings Landing Gas Gathering and Processing Development shall be disregarded for all purposes under this Section 2.08 and such capital expenditures shall not be included in the calculation of the AFE Amount.

Section 2.09 Withholding. The Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided, however, that, if the Purchaser or any of its Affiliates determines that any such deduction or withholding is required, except in the case of any deduction or withholding required with respect to any compensatory payments or as a result of the Seller’s failure to deliver the form described in Section 2.03(d), then the Purchaser shall use commercially reasonable efforts to (i) notify the Seller that such deduction or withholding is intended prior to the applicable payment date and (ii) cooperate with the Seller to obtain any available exemption from, or reduction in the amount of, such deduction or withholding. Any amounts so deducted or withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 2.10 Tax Treatment. The Parties agree to the Tax treatment of the Transaction (including, for the avoidance of doubt, any Deferred Consideration and the Closing Date Equity Consideration) specified in Section 5(a) of the Joinder Agreement and further agree to refrain from taking any action that would reasonably be expected to prevent or impede the Transaction from qualifying for such Tax treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATED TO THE COMPANY GROUP

The Seller hereby represents and warrants to the Parent and the Purchaser as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case the Seller represents and warrants to the Purchaser as of such date) as follows:

Section 3.01 Organization; Good Standing.

(a) Each member of the Company Group (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite limited liability company power and authority necessary to own, lease, and operate the assets now owned, leased, or operated by it and to conduct its business as presently conducted.

(b) Each member of the Company Group is duly qualified or licensed to do business and is in good standing (if applicable) in each other jurisdiction in which the ownership or operation of its assets or conduct of its business makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group.

(c) The Organizational Documents of each member of the Company Group are in full force and effect, and no member of the Company Group is in breach or violation of any provision contained in its respective Organizational Documents. True, correct and complete copies of each Company Group member’s Organizational Documents, as amended, have been made available to the Purchaser.

Section 3.02 No Conflicts; Consents and Approvals; Governmental Filings.

(a) Except as set forth in Section 3.02(a) of the Disclosure Schedule, and, assuming receipt of all Consents of Governmental Authorities described in Section 3.02(b), neither the execution and delivery by any member of the Company Group of any Transaction Documents to which it is or will be a party, nor the consummation by the Company Group of the Transactions will (i) violate or conflict with any provision of any Company Group member’s Organizational Documents, (ii) violate, result in a breach of or any loss of any benefit under, or require consent or notice under any Contract to which any member of the Company Group is a party or by which any of the assets of the Company Group are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, suspend, modify or cancel, any Contract to which any member of the Company Group is a party or by which any of the assets of the Company Group are bound, (iii) violate or result in a violation of any Law to which any Company Group member is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on any Company Group member’s assets or the Equity Interests of the Company Group, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) filings and expirations or terminations of the applicable waiting periods required under the HSR Act, (ii) approval of the FCC as set forth in Section 3.02(b) of the Disclosure Schedule, (iii) the other Consents set forth in Section 3.02(b) of the Disclosure Schedule, (iv) Consents not required to be made or given until after the Closing, and (v) Consents that may be required because of Purchaser’s or Parent’s participation in the Transaction, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically related to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged, except, in each case, as would not reasonably be expected to have a Material Adverse Effect with respect to the Company Group.

Section 3.03 Capitalization; Subsidiaries.

(a) Section 3.03(a) of the Disclosure Schedule sets forth all of the issued and outstanding Equity Interests of each member of the Company Group, and the record and beneficial owner of all such Equity Interests. All of the Equity Interests set forth on Section 3.03(a) of the Disclosure Schedule (i) have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, (ii) have been issued in compliance with all applicable Law, including the Securities Act, (iii) were not issued in violation of any provision of the Organizational Documents of such Company Group member as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which such Company Group member is a party and (iv) were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, right of first offer, or other similar rights of any Person, except as set forth in the Organizational Documents of such Company Group member, as applicable. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal affecting the Equity Interests in any member of the Company Group. No Company Group member, owns or holds the right to acquire any stock, partnership interest, joint venture interest, or other Equity Interests in any other Person.

(b) There are no Contracts (including options, warrants, convertible securities, calls and/or puts) obligating any member of the Company Group to: (i) issue, sell, pledge, dispose of or encumber any Equity Interests in any member of the Company Group (other than this Agreement and Permitted Liens); (ii) redeem, purchase or acquire in any manner any Equity Interests in any member of the Company Group (other than this Agreement); or (iii) make any dividend or distribution of any kind with respect to any Equity Interests in any member of the Company Group.

(c) The Company, directly or indirectly, owns 100% of the Subsidiary Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens. The Subsidiary Interests constitute all of the issued and outstanding Equity Interests of the Company Subsidiaries. The Subsidiary Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Subsidiary Interests. No member of the Company Group has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of any member of the Company Group on any matter.

Section 3.04 Financial Statements; Indebtedness.

(a) Section 3.04(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the annual audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2023 and the related audited consolidated statements of income, changes in member’s equity and cash flows for the 12-month periods ended December 31, 2022 and December 31, 2023 (the “Audited Financial Statements”) and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of the Company as of February 29, 2024 (the “Interim Company Balance Sheet”) and the related consolidated unaudited statements of income, changes in member’s equity and cash flows for the two month period ended February 29, 2024 (together with the Interim Company Balance Sheet, the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company Group as of December 31, 2022, December 31, 2023 and February 29, 2024 and the consolidated results of operations of the Company Group on a consolidated basis for the periods covered by the Company Financial Statements, in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods presented, subject, however, in the case of the Interim Financial Statements, to normal and recurring quarter-end adjustments and accruals and year-end audit adjustments and accruals and to the absence of notes and other textual disclosure required by GAAP (which adjustments, accruals, notes and other textual disclosures, if presented, would not differ materially from those presented in the Audited Financial Statements) covered thereby.

(b) The Company Group has no Liabilities, except for Liabilities (i) adequately reflected or reserved against in the Company Financial Statements in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods presented therein, (ii) incurred in the ordinary course of business since the date of the Interim Company Balance Sheet (none of which relates to any breach of Contract, breach of warranty, Indebtedness, tort, infringement of any rights of third parties or violation of or liability under any Law or any Action), (iii) Liabilities disclosed in the Disclosure Schedule, or (iv) that individually or in the aggregate, would not reasonably be expected to, be material to the Company Group, taken as a whole.

(c) As of the Effective Time, the aggregate Indebtedness and cash of the Company Group, was as set forth in Section 3.04(c) of the Disclosure Schedule.

Section 3.05 Compliance with Applicable Laws.

(a) Except as otherwise set forth in Section 3.05 of the Disclosure Schedule, each member of the Company Group is, and at all times since January 1, 2021, has been, in compliance with all Laws in all material respects and no condition exists that, with notice or lapse of time or both would constitute a material violation of any Law or Order. No member of the Company Group has (A) been cited, fined, investigated, audited, reviewed or otherwise notified in writing by any Governmental Authority of any actual or alleged material failure to comply with any Law or Order or (B) received any written, or to the Seller’s Knowledge, oral notice, request for information, demand letter, administrative inquiry, or formal or informal complaint from any Governmental Authority alleging, nor, to the Seller’s Knowledge, has any Governmental Authority otherwise threatened, that any member of the Company Group is in material violation of any Laws or Orders. Each member of the Company Group maintains adequate internal controls and has implemented and maintains policies and procedures to prevent any material violations of Laws or Orders.

(b) As otherwise set forth in Section 3.05 of the Disclosure Schedule, since January 1, 2021, no member of the Company Group has entered into or been subject to any Order with respect to any aspect of the Business or the assets of the Company Group with a Governmental Authority arising out of or relating to any material failure to comply with any Law, and no formal or informal investigation or review related to the material failure to comply with any Law by any member of the Company Group has been or is being conducted by any Governmental Authority, and, to the Knowledge of the Seller, no such Action is scheduled, pending or threatened, except, in each case, where such non-compliance would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.

Section 3.06 Permits. Section 3.06 of the Disclosure Schedule lists all material Permits used or held by any member of the Company Group in connection with the ownership of the assets and the operation of the Business as currently conducted (the “Scheduled Permits”), including their respective dates of expiration. Each member of the Company Group possesses and, at all times since January 1, 2021, has possessed all material Permits required by any Laws for the ownership, operation and use of the assets of the Company Group and for the conduct of the

Business as currently conducted (the “Material Permits”). Each Scheduled Permit is in full force and effect, and the Company Group is, and at all times since January 1, 2021, has been, in compliance in all material respects with its obligations under, and the terms of, each Material Permit. To the Seller’s Knowledge, no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any Scheduled Permit or which would reasonably be expected to result in revocation or termination of any Scheduled Permit, or which would materially and adversely affect the rights of any member of the Company Group under any Scheduled Permit. No Action is pending or, to the Knowledge of the Seller, threatened that seeks to rescind, revoke, terminate or materially adversely modify any Scheduled Permit. To the Seller’s Knowledge, no actual or possible suspension, revocation, withdrawal, termination, cancellation or materially adverse modification of any Scheduled Permit has been threatened. Since January 1, 2021, no written notice, request for information, demand letter, administrative inquiry, or formal or informal complaint from or before any Governmental Authority has been received by any member of the Company Group claiming that such Company Group member is or is alleged to have been in violation of any Material Permit (including environmental Permits), in each case, that has not been resolved, and none of the Scheduled Permits are otherwise subject to any Order relating to any Scheduled Permit or any pending or, to the Knowledge of the Seller, threatened Actions with respect to (i) any alleged failure by any Company Group member to have any such Scheduled Permit or not to be in compliance therewith, or (ii) in connection with the expiration, continuance or renewal of any such Scheduled Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on such Company Group member.

Section 3.07 Litigation; Orders. Except as set forth in Section 3.07 of the Disclosure Schedule:

(a) There are no, and since January 1, 2021, there have been no, Actions pending or, to the Seller’s Knowledge, threatened, in law or in equity, against any member of the Company Group. There are no facts or circumstances that would reasonably be expected to result in any material claims against any member of the Company Group or with respect to the Business that would reasonably be expected to be material to the Company Group, taken as a whole, or the ability of any member thereof to consummate the Transactions.

(b) There are no, and since January 1, 2021, there have been no, Actions pending or, to the Seller’s Knowledge, threatened, relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company Group member policy relating to the foregoing, in each case involving any Company Group member, the Seller or any current or former employee, director, officer, service provider or independent contractor (in each case, in relation to his or her work at the Company Group or with respect to the Business) of the Company Group, nor has there been any settlements relating to any such matters, nor, to the Seller’s Knowledge, has there been any allegations relating to any such matters that would reasonably be expected to be materially adverse to any member of the Company Group.

(c) There are no outstanding Orders against or affecting any member of the Company Group or any of their respective properties or assets.

Section 3.08 Real Property.

(a) Section 3.08(a) of the Disclosure Schedule sets forth a true, complete and correct (i) list of the latitude and longitude coordinate of all Owned Real Property and the member of the Company Group that owns the same and (ii) the recordation file number within the appropriate real property records of the relevant county or municipality to the vesting deeds for the Owned Real Property. Except as set forth on Section 3.08(a) of the Disclosure Schedule, no leases, licenses or occupancy agreements affect the Owned Real Property and no parties other than members of the Company Group have any rights to use or occupy any portion of the Owned Real Property.

(b) True, correct and complete copies of each lease, sublease, license, concession or other agreement constituting Real Property (other than Easements), and any material amendment or supplement thereto, have been made available to the Purchaser.

(c) Except as set forth in Section 3.08(c) of the Disclosure Schedule, the applicable member of the Company Group (i) has good and indefeasible fee simple title to all of the Owned Real Property, (ii) has a valid leasehold interest in the Leased Real Property, (iii) has, in all material respects, a valid easement estate, right-of-way or access right (as applicable) in the Easement Real Property, and (iv) owns all right, title and interest in the Pipelines, improvements and fixtures located on the Owned Real Property and Easement Real Property which are used by the Company Group. Except as set forth in Section 3.08(c) of the Disclosure Schedule, the interests of the Company Group in the Owned Real Property, Leases, Easements and Pipelines are held free and clear of all Liens, other than Permitted Liens. The real property and Pipeline interests of the Company Group members are sufficient for the conduct of the Business in accordance with past practice. Except as set forth in Section 3.08(c) of the Disclosure Schedule, the Company has the right to use all real property upon which the Pipelines are located for the business and operations conducted thereon by the Company Group, without any gaps. No member of the Company Group nor, to the Seller’s Knowledge, any counterparty thereto is in material default under any Lease with respect to Leased Real Property or Easements or, to the Seller’s Knowledge, would reasonably be expected to be in material default thereunder with the giving of notice or passage of time.

(d) Since January 1, 2021, no member of the Company Group has received any written notice from a Governmental Authority alleging that any Real Property, or the use of Real Property by any member of the Company Group, is in violation, in any material respect, of any applicable Law. To Seller’s Knowledge, the Real Property and use thereof by any member of the Company Group complies with all applicable Laws in all material respects. The Pipelines that are in-service are in operable condition suitable for normal operations of the Company Group as currently conducted in all material respects (ordinary wear and tear excepted). No member of the Company Group has received written notice of any required improvements or alterations to the Pipelines or any Real Property (or improvements thereon) that remain outstanding and unresolved. Except as set forth in Section 3.08(d) of the Disclosure Schedule, since January 1, 2021, no member of the Company Group has received or given any written notices or requests for material indemnification or other material recourse with respect to the Real Property, Leases or Easements which remain outstanding or uncured and there are no ongoing disputes with respect to the same.

(e) There are no eminent domain, land-use, Permit-related or other similar Actions pending or, to the Seller’s Knowledge, threatened, by any Governmental Authority affecting any Real Property, and the Seller has not received written notice from a Governmental Authority that any Permit to use the Real Property will not be renewed upon expiration or that any material condition will be imposed to use or renew the same, in each case, other than those Permits the failure of which to possess would not have a Material Adverse Effect with respect to the Company Group.

Section 3.09 Environmental Matters. Except as set forth in Section 3.09 of the Disclosure Schedule:

(a) Each member of the Company Group is, and for the past three years has been, in compliance in all material respects with all Environmental Laws to which such Company Group member and its respective business, assets and Real Property are subject, including timely possessing, renewing and complying in all material respects with the terms and conditions of all Environmental Permits required for the conduct of the Business as currently conducted.

(b) No member of the Company Group has received from any Governmental Authority any written notice alleging any violation of or Liability under any Environmental Law involving the conduct of the Business or the Real Property other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority and for which such member of the Company Group has no further material obligations outstanding.

(c) No member of the Company Group is subject to any outstanding Order nor, to the Seller’s Knowledge, has any Order been threatened by any Governmental Authority, that would reasonably be expected to impose a Liability or restriction on operations pursuant to any Environmental Law with respect to the Business or the Real Property.

(d) There are no Actions pending, or, to the Seller’s Knowledge, threatened, against any member of the Company Group under Environmental Laws that would reasonably be expected to impose a material Liability or material restriction on operations with respect to the Business or the Real Property.

(e) There has been no reportable Release of Hazardous Materials (i) on, at, under or from any of the owned or leased properties of any member of the Company Group, (ii) by any member of the Company Group, or (iii) from or in connection with the Company Group’s operations, including the transportation or disposal or arrangement for the transportation or disposal of Hazardous Materials, in a manner that has resulted in, or would reasonably be expected to result in, any material liability on the part of any member of the Company Group pursuant to any Environmental Law, in each case, that remains unresolved.

(f) No member of the Company Group has assumed or provided indemnity for any outstanding material liability or obligation of any other Person under Environmental Law.

(g) The Seller has made available to the Purchaser true, correct and complete copies of (i) all final, third-party environmental assessments (including any Phase I and Phase II environmental site assessments) and (ii) environmental compliance reports generated since January 1, 2023 addressing material environmental matters pertaining to the assets of the Company Group, in each case, that are in the Seller’s possession or reasonable control.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed by any member of the Company Group have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) All material Taxes required to have been paid by any member of the Company Group, or for which any member of the Company Group may be liable have been paid (whether or not shown on any Tax Return).

(c) All Tax withholding and deposit obligations imposed on or with respect to each member of the Company Group or its employees (or for which any member of the Company Group may otherwise be liable) have been satisfied in full.

(d) There are no Liens (other than Permitted Liens for current period Taxes which are not yet due and payable) on any of the assets of any member of the Company Group or the Purchased Interests that are attributable to any Tax liability.

(e) There are no claims pending against any member of the Company Group for any unpaid Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, with respect to any member of the Company Group.

(f) No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to any member of the Company Group.

(g) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to any member of the Company Group, and no member of the Company Group is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of a Governmental Authority) within which to file any Tax Return not previously filed.

(h) No claim has ever been made by a Governmental Authority in a jurisdiction in which any member of the Company Group does not file Tax Returns or pay Taxes that any member of the Company Group is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(i) No member of the Company Group is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person (other than any such agreement or arrangement pursuant to any customary Tax allocation, sharing or indemnification provisions contained in any Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(j) No member of the Company Group (i) has ever been a member of any Consolidated Group (other than the Seller Consolidated Group) or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(k) The unpaid Taxes of each member of the Company Group did not: (i) as of the Signing Date, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Company Financial Statements and (ii) as of the day that the Pre-Closing Statement is delivered pursuant to Section 2.01(c), materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Pre-Closing Statement.

(l) No member of the Company Group has entered into any agreement or arrangement with any Governmental Authority that requires any member of the Company Group to take any action or refrain from taking any action in order to secure Tax benefits not otherwise available, and no member of the Company Group is a party to any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the Transactions.

(m) No member of the Company Group nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. Law.

(n) No member of the Company Group has any material property or material obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(o) All of the assets of the Company Group have been properly listed and described on the property Tax rolls for the Tax units in which the assets are located, and no portion of the assets constitutes omitted property for property Tax purposes.

(p) No assets of any member of the Company Group consist, or have ever consisted of, any interests in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership or is, or has ever been subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(q) Each member of the Company Group is, and has been since formation, disregarded as an entity separate from Seller for U.S. Federal income Tax purposes.

Section 3.11 Customers and Vendors.

(a) Section 3.11(a) of the Disclosure Schedule contains a true, correct and complete list of the five (5) largest producers (the “Material Producers”) of the Company Group (measured by gross margin) for the twelve (12) months ended December 31, 2023.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, no member of the Company Group or any of its Affiliates has received any written or, to the Seller’s Knowledge, oral notice that any Material Producer plans to terminate or cancel its relationship with or materially decrease, limit or modify the amount of existing or planned business done with the applicable members of the Company Group, or, with respect to any such Material Producer, release any acreage (in whole or in part) subject to its applicable Contract with a member of the Company Group. Except as set forth in Section 3.11(b) of the Disclosure Schedule, since the date of the Interim Company Balance Sheet, there has been no materially adverse modification or change in the business relationship of any member of the Company Group, on one hand, and any Material Producer, on the other hand, in respect of the Business. Except as set forth in Section 3.11(b) of the Disclosure Schedule, to Knowledge of Seller, (i) no Material Producer intends to terminate or cancel or otherwise substantially modify its relationship with the applicable members of the Company Group or to materially decrease or limit the amount of business done with the applicable members of the Company Group, (ii) no Material Producer is otherwise involved in or has advised or threatened any member of the Company Group of any material problem or dispute against or otherwise involving any member of the Company Group or the Business and (iii) no such Material Producer is or will be the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (the “Material Contracts”) to which (x) any member of the Company Group is a party as of the Signing Date, (y) the Business is bound by and/or (z) the assets of any member of the Company Group are bound, in each case, entered into prior to the Signing Date or prior to the Closing, and all amendments, restatement, modifications, and supplements thereto:

(i) each Contract involving any partnership, joint venture or other similar joint ownership and joint liability agreement;

(ii) each Contract that prohibits or contains any covenant that in any way restricts or prohibits any member of the Company Group to (A) engage or compete in any line of business or with any Person in any geographic area, (B) conduct any activity in any geographic area or (C) solicit any person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(iii) each Contract constituting a derivative or financial swap, exchange, commodity option or hedge;

(iv) each Contract with a Material Producer;

(v) each Contract involving the provision of services that contains a “most favored nation” pricing provision or similar provision;

(vi) each Contract that is reasonably expected to provide for the payment or potential payment to or from the Company Group in excess of $2,000,000 in calendar year 2024, other than a Contract that (A) is terminable by any member of the Company Group by giving notice of termination to the other party or parties thereto not more than 30 days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations, termination penalties, buy-back obligations or similar obligation (excluding any Company Benefit Plan);

(vii) each license, royalty or other Contract to which a member of the Company Group is a party the primary purpose of which is the licensing or use of Intellectual Property under which any member of the Company Group has obtained a license or other permission to use (or hold for use) any Intellectual Property of another Person (excluding any Contracts related to COTS);

(viii) each Contract evidencing Indebtedness for borrowed money that will not be terminated at or prior to the Closing (excluding any Company Benefit Plan);

(ix) any Contract a primary purpose of which is for any member of the Company Group to guaranty, provide surety or indemnify or hold harmless any Person whereby the Company is responsible for indemnification obligations in excess of $2,000,000;

(x) Contracts providing for the deferred payment of any material purchase price, including any “earn out” or other contingent fee arrangement, in each case, that has not been satisfied in full;

(xi) Contracts providing for (A) the purchase or sale of real property (or any interests therein), including option contracts, in each case, that have any remaining material obligations thereunder or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $2,000,000 annually;

(xii) Contracts granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, material right or material property of the Business or the Company Group;

(xiii) each Contract involving the resolution or settlement of any actual or threatened Actions against the Company Group (A) that has not been fully performed by the Company Group or (B) that otherwise imposes continuing monitoring or reporting obligations (other than confidentiality obligations) on the Company Group or with respect to which conditions precedent to the resolution or settlement have not been satisfied;

(xiv) Contracts pursuant to which the Company Group has committed future capacity for a period of six (6) months or longer on any new pipelines of the Company Group that are not yet in service as of the Signing Date;

(xv) Contracts creating Lien (other than a Permitted Lien) on any of the assets of the Company Group, which Liens will not be discharged at or prior to the Closing;

(xvi) Contracts (other than gas purchase agreements with producers) that contain a commitment by the Company Group to purchase or sell volumes of natural gas, crude oil, condensate or other Hydrocarbons for a period of six (6) months or longer; and

(xvii) Contracts that commit any member of the Company Group to enter into any of the foregoing.

(b) True, correct and complete copies of each Material Contract (together with all amendments, modifications or supplements thereto) have been made available to the Purchaser. Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable member of the Company Group and, to the Seller’s Knowledge, the counterparties to such Material Contracts, subject in each case to the Remedies Exception. No member of the Company Group, and, to the Seller’s Knowledge, no counterparty to any Material Contract, is or, with the passage of time, would reasonably be expected to be in breach or violation of or default under such Material Contract, except for breaches, violations or defaults as would not reasonably be, individually or in the aggregate, material to the Company or the Business. Except as set forth in Section 3.12(b) of the Disclosure Schedule, no member of the Company Group has received or given any oral or written notification (i) that any of the Material Contracts is not in full force and effect, (ii) that such Company Group member or any other party thereto has breached its obligations under any Material Contract, (iii) that threatens or gives notice of an audit or similar process to determine compliance under any Material Contract, or (iv) that such Company Group member or any other party thereto intends to terminate, breach, reduce purchases or sales under, renegotiate, or accelerate the maturity or performance of any Material Contract, and no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract by such Company Group member. No Person has asserted in writing any right to offset, discount or otherwise abate any material amount owning under any Material Contract except as expressly set forth in such Material Contract. Since January 1, 2021, there have been no material disputes under any Material Contracts that have not been resolved. To the extent the Purchaser consents in accordance with Section 6.01(b) to the entry into any Contract that, if in effect as of the Signing Date, would be a Material Contract, or any amendment, modification or supplement to any Material Contract, the Seller shall within two (2) Business Days following the entry into such Contract, amendment, modification or supplement, update Section 3.12(a) of the Disclosure Schedule to include such Contract, amendment, modification or supplement.

(c) No Contract described in Section 6.01(b)(xxi) of the Disclosure Schedule has been authorized, executed, entered into or otherwise committed to by any member of the Company Group.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of, for each member of the Company Group, all Contracts or other arrangements with respect to any material Intellectual Property the primary purpose of which is the licensing of Intellectual Property to such member of the Company Group, excluding any Contracts related to COTS.

(b) The Company Group Intellectual Property Rights constitute all of the Intellectual Property used or held for use in the Business as currently conducted.

(c) Section 3.13(c) of the Disclosure Schedule sets forth a true, correct and complete list of, for each member of the Company Group, all Registered Intellectual Property Rights owned by the Company Group. To the Seller’s Knowledge, the conduct of the Business does not infringe, violate, misuse or misappropriate the Registered Intellectual Property Rights of any other Person.

Section 3.14 Employee Matters.

(a) Section 3.14(i) of the Disclosure Schedule sets forth a true, correct and complete list of each Available Employee as of the Signing Date, that contains for each Available Employee as of the Signing Date: (i) unique identifier; (ii) full or part-time status; (iii) classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; (iv) job title; (v) date of hire; (vi) annualized base salary or hourly wage rate, as applicable; (vii) eligibility to receive other compensation (e.g., target annual bonus, commission payments, etc.); (viii) principal location of employment; and (ix) visa or work authorization, if applicable (including type of work permit and date of expiration). Section 3.14(ii) of the Disclosure Schedule sets forth a true, correct and complete list of each natural person engaged as of the Signing Date to provide material services with respect to the business of any member of the Company Group in the capacity of an independent contractor (either directly or through an entity that he or she owns). Seller has provided Purchaser a true and correct copy of the applicable contract governing the services provided by each such Person listed on Section 3.14(ii) of the Disclosure Schedule. No member of the Company Group is, or since January 1, 2021 has been, the W-2 issuing employer for any individual.

(b) Neither any member of the Company Group nor, with respect to any Available Employee, Durango EmployeeCo is, or has been, a party to, bound by or negotiating any collective bargaining agreement or other Contract with a labor union, works council or other labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or, to the Seller’s Knowledge, purporting to represent any Available Employee in connection with work performed on behalf of Durango EmployeeCo with respect to any Company Group member or the Business. Neither any member of the Company Group nor, with respect to any Available Employee, Durango EmployeeCo, has received any notification of Union organization or certification cards, and, to the Seller’s Knowledge, no Union is seeking, or has sought, to organize Available Employees for collective bargaining or similar purposes. There is no, and has not been, any pending or, to the Seller’s Knowledge, threatened strike, lockout, boycott, picketing, work stoppage, unfair labor practice charge, or other labor dispute involving or affecting any Available Employee or the Business.

(c) The Company Group and, with respect to any Available Employee, Durango EmployeeCo are, and since January 1, 2021 have been, in material compliance with all Laws relating to labor and employment (including without limitation such Laws with respect to anti-discrimination, anti-harassment, anti-retaliation, labor-management relations, collective bargaining, wages, hours, overtime, worker classification (including as employees or independent contractors, and as exempt or non-exempt employees), civil rights, affirmative action, work authorization, immigration, safety and health, recordkeeping, employee notices, the WARN Act, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment, and the payment and withholding of Taxes). There are no material Actions pending or, to the Seller’s Knowledge, threatened, against Durango EmployeeCo (with respect to any Available Employee) or any member of the Company Group and brought by or on behalf of any Governmental Authority, Available Employee, former employee whose job duties involved providing services with respect to any member of the Company Group or other Person who provides or has provided services to any Company Group member, in each case alleging violations of any Law relating to labor and employment. Neither Durango EmployeeCo nor any Company Group member is subject to any settlement or consent decree which has not been satisfied in full with any Available Employee or former employee, other Person who provides or has provided services with respect to any Company Group member, or any Governmental Authority relating to claims that Durango EmployeeCo or any Company Group member failed to comply with any Law relating to labor and employment with respect to an Available Employee or other Person currently or formerly employed or engaged to provide services with respect any member of the Company Group. Since January 1, 2021, no allegations of unlawful harassment, discrimination or retaliation have been made against any Available Employee that either Durango EmployeeCo or a member of the Company Group has failed to promptly investigate, and, if warranted, take appropriate corrective action with respect to such allegations. No Company Group member is subject to any employment-related obligations based on status as a federal, state, or local government contractor or subcontractor.

(d) The Company and each of its Subsidiaries has paid in full to all employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, statutory or other severance payments or termination payments or obligations, and other compensation due and payable by the Company Group to or on behalf of such employees, independent contractors, and consultants.

Section 3.15 Benefit Plan Matters.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan.

(b) With respect to each Company Benefit Plan, all required contributions have been made or properly accrued in all material respects.

(c) No member of the Company Group sponsors, maintains, contributes to or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to or been required to contribute to): (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) a Multiemployer Plan.

Section 3.16 Insurance.

(a) Set forth in Section 3.16(a) of the Disclosure Schedule is a true, correct and complete list of each type of insurance policy, including fire, liability, workers’ compensation, property, casualty, self-insurance and co-insurance arrangements and other forms of insurance, owned or held or maintained by or for the benefit any member of the Company Group or by the Seller or its Affiliates on behalf of the Company Group (or any member thereof) or their respective properties, assets or operations, excluding any policy funding a Company Benefit Plan (collectively, the “Insurance Policies”) (specifying the insurer, the holder of each such policy, the nature of coverage, the premiums, the type of insurance and the expiration dates thereof) and also a true and complete list of each material claim made by any member of the Company Group that is outstanding and has not been resolved.

(b) The Insurance Policies maintained by or for the benefit of any member of the Company Group or their respective properties, assets or operations for any coverage period (i) collectively provide adequate insurance coverage for the assets and operations of the Company Group, (ii) collectively are sufficient for compliance with all requirements under applicable Law and all Contracts to which the Business is bound or any member of the Company Group is a party or is otherwise bound, (iii) are issued by an insurer that, to the Knowledge of the Seller, is financially sound and reputable and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. With respect to the insurance maintained by or for any member of the Company Group or their respective properties, assets or operations for the past three (3) years, all deductible, or self-insured retention amounts, as applicable, are commercially reasonable.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, with respect to the Insurance Policies maintained by or for the benefit of any member of the Company Group or their respective properties, assets or operations for any coverage period, (i) such Insurance Policies are in full force and effect and no material breach or default exists (with or without the giving or notice or lapse of time or both) with respect to the obligations (including with respect to the payment of premiums or the giving of notices) of the Company Group or any of its Affiliate or, to the Seller’s Knowledge, any insurer under any such Insurance Policy and all premiums, deductibles and self-insured amounts that have become payable thereunder have been paid in full, (ii) neither the Company Group nor any of its Affiliates has cancelled, altered the coverage of, terminated or received notice of cancellation, alteration of coverage termination or non-renewal of, or material premium increase under, any such Insurance Policies, (iii) to Seller’s Knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums, (iv) all occurrences and losses covered by any of such Insurance Policies have been properly reported to and accepted by the applicable insurer in all material respects, (v) since January 1, 2021, the Company Group has not made any claim under any such Insurance Policy with respect to which an insurer has, in a written notice to the Company Group or the Seller, questioned, denied or disputed or otherwise reserved its rights with respect to coverage, and (vi) a true and complete list of all pending or open claims under any such Insurance Policy is set forth in Section 3.16(c) of the Disclosure Schedule. Each member of the Company Group (A) maintains, and has maintained at all times during the past five years, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the area of the Business, and (B) is, and has been during the past five years, in compliance with all insurance requirements under applicable Laws and any Material Contracts in all material respects. No member of the Company Group is subject to any self-insured or captive insurance arrangements.

Section 3.17 Broker’s Commissions. Except as set forth in Section 3.17 of the Disclosure Schedule, no member of the Company Group has, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 3.18 Absence of Changes. Except as set forth in Section 3.18 of the Disclosure Schedule, since the date of the Interim Company Balance Sheet, (a) there has not been any change or effect that constitutes a Material Adverse Effect with respect to the Company Group, (b) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (c) none of the Seller or any member of the Company Group has taken any action that, if taken during the period from the Signing Date through the Closing without the Purchaser’s prior written consent, would constitute a breach of Section 6.01(b) (excluding Section 6.01(b)(xi) and Section 6.01(b)(xx)).

Section 3.19 Title and Condition of Tangible Personal Property. Except as set forth in Section 3.19 of the Disclosure Schedule, the Company Group has good and valid title to (or a valid leasehold interest in or other valid right to use) the material tangible personal property currently used by the Company Group in the conduct of the Business, free and clear of all Liens, other than Permitted Liens, and all tangible personal property owned, leased or licensed by the Company Group that is material to the operation of the Business as currently conducted is, in all material respects, and taking into account the age and history of use of such tangible personal property, in good repair, working order and operating condition and adequate for its present use by the Company Group, ordinary wear and tear excepted.

Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Disclosure Schedule, there are no Contracts between the Seller (or any of its Affiliates (other than the Company Group) or its or their investment professionals, partners, officers, directors or employees), on the one hand, and any member of the Company Group, on the other hand.

Section 3.21 Disclaimer.

(a) Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article III and Article IV (subject to the limitations in this Section 3.21 and in Section 4.09) and in the certificate delivered pursuant to Section 7.04.

(b) FURTHER EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT, THE SELLER AND THE COMPANY GROUP EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS, ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS,

THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS AND ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PURCHASER SHALL BE DEEMED TO BE ACQUIRING THE PURCHASED INTERESTS (AND, INDIRECTLY, THE COMPANY GROUP’S ASSETS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 3.21 SHALL EXPRESSLY SURVIVE THE CLOSING. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING THIS SECTION 3.21, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FOR LIABILITY FOR FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case the Seller represents and warrants to the Purchaser as of such date) as follows:

Section 4.01 Organization; Good Standing.

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is currently being conducted.

(b) The Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 4.02 Authority. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is or will be a party has been duly and validly authorized by all necessary limited liability company action on the part of the Seller. The Transaction Documents to which Seller is or will be a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 4.03 No Conflicts; Consents and Approvals.

(a) Neither the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by the Seller of the Transactions will (i) result in a breach of or conflict with any provision of the Seller’s Organizational Documents, violate, (ii) (A) require any consent or approval under, (B) result in a breach of or any loss of any benefit under, (C) constitute a default or require consent or notice under any material Contract to which the Seller is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract (other than under a Company Benefit Plan), (iii) assuming receipt of all Consents of Governmental Authorities described in Section 4.03(a) of the Disclosure Schedule, violate or result in a violation of any Law to which the Seller is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Company Interests, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the Seller’s ability to timely consummate the Transactions.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by the Seller in connection with the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than filings and expirations or terminations of the applicable waiting periods required under the HSR Act, the approval of the FCC as set forth in Section 3.02(b) of the Disclosure Schedule, Consents not required to be made or given until after the Closing and Consents that may be required because of the Purchaser’s participation in the Transactions, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).

Section 4.04 Ownership of the Company Interests.

(a) Except as set forth in Section 4.04(a) of the Disclosure Schedule, the Seller is the record and beneficial owner of and has good and valid title to 100% of the Company Interests, free and clear of all Liens, other than (i) any transfer restrictions imposed by federal and state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of the Company existing as of the Signing Date (none of which will prevent the transfer of the Company Interests) and (iii) Permitted Liens. The consummation of the transactions contemplated by this Agreement will convey to the Purchaser good and valid title to the Company Interests and, upon such assignment and transfer to Purchaser, Purchaser will be the sole lawful owner of the Company Interests, free and clear of all Liens, other than (A) any transfer restrictions imposed by federal and state securities laws or (B) any transfer restrictions contained in the Organizational Documents of the Company existing as of the Signing Date (none of which will delay or prevent the transfer of the Company Interests).

(b) Except for the applicable Transaction Documents, the Seller is not a party to any Contract obligating the Seller to sell, transfer or otherwise dispose of the Company Interests, or any voting trust, proxy or other agreement or understanding with respect to the Company Interests (none of which will apply following the Closing or prevent the transfer of the Company Interests).

Section 4.05 Credit Support Obligations. As of the Signing Date and the Closing Date, true and correct copies of the Credit Support Obligations have been made available to the Purchaser. Each Credit Support Obligation is in full force and effect and is the legal, valid and binding obligation of the Seller, its Affiliate or the member of the Company Group that is a party thereto, as applicable, and, to the Seller’s Knowledge, the other Persons that are parties thereto, in each case, subject to the Remedies Exception. Neither the Seller or any of its Affiliates nor, to the Seller’s Knowledge, such other Persons that are parties to any Credit Support Obligation, is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default by any such party under any Credit Support Obligation.

Section 4.06 Litigation; Orders. There are no (a) Actions pending or, to the Seller’s Knowledge, threatened against the Seller or any of its Affiliates, or (b) outstanding Orders to which the Seller is a party, in each case, that (i) affect or relate to the Company Interests, (ii) challenge the validity or enforceability of the obligations of Seller under this Agreement or the obligations of Seller under the other Transaction Documents to which Seller is or will be a party or (iii) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 4.07 Certain Trading Activities. None of the Seller or its Affiliates has directly or indirectly, engaged in any transactions or sales of any securities of the Parent since such time that the Confidentiality Agreement was entered into. For the avoidance of doubt, the consummation by the Seller of the Transactions shall not be deemed to constitute a breach of this Section 4.07.

Section 4.08 Broker’s Commissions. The Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee, “finder’s fee” or similar fee or commission in connection with the Transactions.

Section 4.09 Investment Representation. The Seller is, and on the date that it is to receive each of the Closing Date Equity Consideration and the Deferred Consideration will be, an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. On the date that the Seller is to receive the Closing Date Equity Consideration or the Deferred Consideration, it will receive the Closing Date Equity Consideration or the Deferred Consideration, as applicable, for its own account with the then-present intention of holding the Purchaser Common Units and shares of Parent Class C Common Stock constituting the Closing Date Equity Consideration or the Deferred Consideration, as applicable, for investment purposes and not with a view to, or for sale in connection with, any distribution. The Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Common Units and shares of Parent Class C Common Stock to be issued hereunder and is able to bear the economic risk of such investment. With the assistance of the Seller’s own professional advisors, to the extent that the Seller has deemed appropriate, the Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Purchaser Common Units and Parent Class C Common Stock and has been provided reasonable opportunity to ask questions of and receive answers from representatives of the Purchaser and the Parent regarding the business and operations of the Purchaser and the Parent. The Seller acknowledges that the Purchaser, the Parent and their respective Affiliates, officers and directors may possess material non-public information not known to the Seller regarding or relating to the Purchaser and the Parent, as applicable, including without limitation information concerning the business, financial condition, results of operations or prospects of the Purchaser and the Parent. The Seller confirms that it is not relying on any communication (written or oral) of the Purchaser or any of its Affiliates or representatives, as investment or tax advice or as a recommendation to acquire any Purchaser Common Units or Parent Class C Common Stock. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by the Purchaser or any of its Affiliates or representatives will not be considered investment or tax advice or a recommendation to acquire the Purchaser Common Units or shares of Parent Class C Common Stock, and that neither the Purchaser nor any of its Affiliates or its or their respective representatives is acting or has acted as an advisor to the Seller with respect to its decision to acquire the Purchaser Common Units and shares of Parent Class C Common Stock. The Seller has reviewed with its tax advisor the U.S. federal, state, local, foreign and other tax consequences of the transactions contemplated by this Agreement, and the Seller acknowledges and agrees that none of the Purchaser or its Affiliates or its or their respective representatives are not making any representation or warranty as to the U.S. federal, state, local, foreign or other tax consequences to the Seller as a result of the Transactions. The Seller understands that it will be responsible for its own Tax liability that may arise as a result of the Transactions. In accepting the Purchaser Common Units and shares of Parent Class C Common Stock issuable hereunder, the Seller has relied solely on its own investigation and analysis and made its own independent decision that an investment in such Purchaser Common Units and shares of Parent Class C Common Stock is suitable and appropriate for the Seller.

Section 4.10 No Other Representations. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, the Seller makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in Article III, this Article IV and in the certificate delivered pursuant to Section 7.04.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except to the extent disclosed in the Parent SEC Reports publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), or as set forth in the Disclosure Schedule, the Parent and the Purchaser hereby represent and warrant to the Seller as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case the Parent and the Purchaser represent and warrant to the Seller as of such date) as follows:

Section 5.01 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is currently being conducted. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is currently being conducted.

Section 5.02 Authority. Each of the Parent and the Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Parent or the Purchaser, as applicable, is or will be a party, to perform such Parties’ respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Parent of this Agreement has been duly and validly authorized by Parent. The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by the Purchaser. As of the Closing Date, the Transaction Documents executed and delivered by the Parent and the Purchaser have been duly and validly executed by the Parent and the Purchaser, respectively, and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Parent and the Purchaser, respectively, enforceable against the Parent and the Purchaser in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 5.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by the Parent or the Purchaser of this Agreement or the other Transaction Documents to which the Parent or the Purchaser, as applicable, is or will be a party, nor the consummation by the Parent or the Purchaser of the Transactions, will (i) violate or conflict with any provision of the Organizational Documents of the Parent or the Purchaser, (ii) violate, result in a breach of or require consent or notice under any material Contract to which the Parent or the Purchaser is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, violate or result in a violation of any Law to which the Parent or the Purchaser is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Parent’s or the Purchaser’s assets, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Parent or the Purchaser.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than requirements of any securities Laws, Consents set forth in Section 5.03(b) of the Disclosure Schedule, filings and expirations or terminations of the applicable waiting periods required under the HSR Act, except in each case where the failure to give such notice or obtain such approval would not reasonably be expected to be, individually or in the aggregate, material to the Parent or the Purchaser.

Section 5.04 Litigation; Orders. There are no (i) Actions pending or, to the Purchaser’s Knowledge, threatened, against the Purchaser, or (ii) outstanding Orders to which the Purchaser is a party or is otherwise bound, in each case, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser.

Section 5.05 Acquisition as Investment. The Purchaser is acquiring the Purchased Interests for its own account as an investment with the present intention of holding the Purchased Interests for investment purposes and not to sell, transfer or otherwise distribute the same to any other Person in violation of any securities Laws. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. The Purchaser acknowledges and agrees that the Purchased Interests are not registered pursuant to the 1933 Act and that none of the Purchased Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The Purchaser is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act.

Section 5.06 Capitalization. As of the Signing Date, the authorized capital stock of the Parent consists of (i) 1,500,000,000 shares of Parent Class A Common Stock, (ii) 1,500,000,000 shares of Parent Class C Common Stock and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). At the close of business on May 8, 2024 (the “Measurement Date”), (A) 59,715,285 shares of Parent Class A Common Stock were issued and outstanding (not including shares held in treasury), (B) 93,942,788 shares of Parent Class C Common Stock were issued and outstanding, (C) no shares of Parent Preferred Stock were issued and outstanding, and (D) 1,123,938 shares of Parent Class A Common Stock were reserved for issuance under the Parent’s 2019 Omnibus Compensation Plan, as amended and modified from time to time (the “2019 Plan”). All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (x) applicable securities Laws and other applicable Laws and (ii) all requirements set forth in the 2019 Plan and the Parent’s Organizational Documents. All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable and are not subject to preemptive rights. As of the close of business on the Measurement Date, except (A) the Parent Class C Common Stock, as set forth in the Organizational Documents of the Parent, (B) the Parent Class A Common Stock issuable upon the exchange of the Purchaser Common Units, as set forth in the Organizational Documents of the Parent and the Purchaser, (C) Equity Interests issuable in connection with the 2019 Plan, (D) shares of Parent Class A Common Stock issuable pursuant to any dividend or distribution reinvestment program of Parent or Purchaser and (E) the rights of the Seller pursuant to this Agreement, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or acquire from the Parent or any of its Subsidiaries any capital stock of the Parent or securities convertible into or exchangeable or exercisable for capital stock of the Parent. Section 5.06 of the Disclosure Schedule sets forth all outstanding Equity Interests of the Purchaser and the record owner of all such Equity Interests. All such Equity Interests of the Purchaser have been duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of such entity) and nonassessable (except to the extent non-assessability may be affected by Section 17-607 of the Delaware Limited Partnership Act) and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Laws and (ii) the Purchaser’s Organizational Documents. As of the close of business on the Measurement Date, except for the rights of the Seller pursuant to this Agreement, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or acquire from the Parent or any of its Subsidiaries any Equity Interests of the Purchaser. When issued pursuant to the terms hereof, the Purchaser Common Units and Parent Class C Common Stock constituting the Closing Date Equity Consideration and the Deferred Consideration will be duly authorized, validly issued, fully paid and non-assessable (except, with respect to the Purchaser Common Units, as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act) and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of the Parent and the Purchaser, as applicable, and will, in the hands of the Seller and its Affiliates, be free of any Liens, other than restrictions on transfer pursuant to applicable securities Laws.

Section 5.07 Financial Resources; Solvency.

(a) The Purchaser has, and, as of the Closing shall have, sufficient cash on hand or other sources of immediately available funds as of the Closing Date to enable the Purchaser to (i) pay the Adjusted Purchase Price and (ii) fully perform its obligations under this Agreement and the other Transaction Documents and satisfy all costs and expenses arising in connection herewith and therewith immediately following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Purchaser’s obligation to effect and consummate the Transactions as of the Closing is not subject to the receipt or availability of any funds or financing.

(b) The Purchaser is not entering into the Transactions as of the Closing with the actual intent to hinder, delay or defraud its or any of its Subsidiaries’ present or future creditors. Immediately after the Closing, (i) the aggregate value of the consolidated assets of the Purchaser and its Subsidiaries shall exceed the aggregate value of the consolidated Liabilities of the Purchaser and its Subsidiaries at a fair valuation and a fair saleable value, (ii) the Purchaser and its Subsidiaries shall have the ability to pay all their respective Liabilities as they become due in the ordinary course of business and (iii) the Purchaser and its Subsidiaries shall not have an unreasonably small amount of capital with which to conduct their respective businesses. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Purchaser or any of its Subsidiaries.

Section 5.08 Broker’s Commissions. The Purchaser has not, directly or indirectly, entered into any Contract with any Person that would obligate the Seller or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 5.09 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) In connection with this Agreement, neither the Purchaser nor any of its Subsidiaries, nor to Purchaser’s Knowledge, any of its controlled Affiliates, directors, officers or employees has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that Person for the benefit of the Purchaser or its Affiliates, or to otherwise secure any improper advantage.

(b) In connection with this Agreement, the Purchaser, its Subsidiaries and its controlled Affiliates have conducted and will conduct their businesses in material compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws and Sanctions.

(c) The Purchaser, its Subsidiaries and its controlled Affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws, Sanctions and with the representations and warranties contained herein.

(d) Neither the Purchaser nor any of its Subsidiaries or controlled Affiliates, or, to the Purchaser’s Knowledge, any of its controlled Affiliates’ directors, officers or employees is an individual or entity that is, or is owned or controlled by one or more Persons that are: (i) the subject of Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine as identified pursuant to Executive Order 14065, Cuba, Iran, North Korea, and Syria).

Section 5.10 Parent SEC Reports; Financial Statements.

(a) Since January 1, 2023, the Parent has filed or furnished with the SEC, on a timely basis, all Parent SEC Reports. As of their respective dates (or, if amended prior to the Signing Date, as of the date of such amendment with respect to those amended disclosures), each of the Parent SEC Reports, as amended, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained, when filed (or, if amended prior to the Signing Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of (i) the Parent included in the Parent SEC Reports, and (ii) to the Knowledge of the Parent, any other Person included in the Parent SEC Reports, in each case, including all notes and schedules thereto, (x) complied in all material respects, when filed (or if amended prior to the Signing Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, except as has been disclosed in any Parent SEC Report, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (y) fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosures and other presentation items customarily included in audited financial statements) the financial position of the Parent and its consolidated Subsidiaries, with respect to the financial statements of Parent, and, to the Knowledge of the Parent, of any other such Person and its consolidated Subsidiaries, with respect to the financial statements of such other Person included in the Parent SEC Reports as of their respective dates and the results of operations and the cash flows of such Person and the Parent and its consolidated Subsidiaries for the periods presented therein (subject to normal period-end adjustments).

(c) The Parent has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that all material information relating to the Parent, including its consolidated Subsidiaries, required to be disclosed in the Parent’s periodic and current reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Parent’s management, including the principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. The principal executive officer and principal financial officer of the Parent have evaluated the effectiveness of the Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures at the end of the period covered by such report or amendment based on such evaluation.

(d) The Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP. The Parent has disclosed, based on its most recent evaluation of the Parent’s internal control over financial reporting prior to the Signing Date, to the Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Parent’s internal control over financial reporting which are reasonably likely to adversely affect the Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since January 1, 2023, neither the Parent nor any of the Parent’s Subsidiaries nor, to the Parent’s Knowledge, any director, officer, employee, auditor, accountant, or Representative of the Parent or any of the Parent’s Subsidiaries has received any material written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Parent or any of the Parent’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that the Company or any of the Parent’s Subsidiaries has engaged in questionable accounting or auditing practices.

(f) As of the Signing Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Reports. To the Parent’s Knowledge, none of the Parent SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Reports.

(h) No Subsidiary of the Parent is required to file any form, report, schedule, statement or other document with the SEC.

(i) Except as provided or incorporated by reference in the Parent SEC Reports, there are no Contracts between the Parent (or any of its Affiliates), on the one hand, and Blackstone or ISQ, on the other hand.

Section 5.11 Independent Investigation. THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, THE COMPANY GROUP INTERESTS AND THE COMPANY GROUP’S ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY GROUP FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE PURCHASED INTERESTS AND AN INVESTMENT IN THE COMPANY GROUP; THE SELLER AND THE COMPANY GROUP HAVE DELIVERED OR MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH THE PURCHASER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.04; AND (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR

COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND THE PURCHASER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING THIS SECTION 5.11, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FOR LIABILITY FOR FRAUD.

Section 5.12 No Other Representations. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, the Parent and the Purchaser make no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article V and in the certificate delivered pursuant to Section 8.04, as applicable.

ARTICLE VI

COVENANTS

Section 6.01 Interim Period Operations.

(a) During the Interim Period, except as set forth in Section 6.01(a) of the Disclosure Schedule, for Emergency Operations, as required by Law or as consented to in advance in writing by the Purchaser, the Seller shall cause each member of the Company Group to (i) conduct the Business in the ordinary course of business, consistent with past practice, (B) and (ii) use its commercially reasonable efforts to (A) preserve intact in all material respects the present business organizations and goodwill of the Business and the present relationships of the Business with material customers, suppliers, vendors and other Persons having business relationships with the Business, (C) comply in all material respects with all applicable Laws and maintain in full force and effect all Permits of the Business and (D) make capital and maintenance expenditures in the ordinary course of business consistent with the capital expenditure budget set forth on Section 1.01(h) of the Disclosure Schedule (the “Capital Expenditure Budget”) and the Target AFE.

(b) Other than (w) as set forth on Section 6.01(b) of the Disclosure Schedule, (x) as required by applicable Law, (y) as expressly permitted or required by this Agreement, or (z) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters described in Section 6.01(b)(iv), (xiv), and (xx)), the Seller shall not cause or permit any member of the Company Group or, with respect to Section 6.01(b)(xx)(A), (C), (D) or (F) only, Durango EmployeeCo to:

(i) amend or propose to adopt any amendment to the Organizational Documents of any member of the Company Group;

(ii) effect any recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of any Company Group member;

(iii) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an Equity Interest in or a material portion of the assets (including any material portion of the real property assets) of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, other than in connection with the acquisition of assets in the ordinary course of business;

(iv) make any capital expenditures other than as set forth in the Capital Expenditure Budget, the Target AFE or in connection with Emergency Operations;

(v) form any non-wholly owned Subsidiaries;

(vi) make any material change to any of the Company Group member’s accounting practices, except as may be required by GAAP or other accounting principles or regulatory policy, or the interpretation or enforcement thereof;

(vii) (A) fail, directly or indirectly, to continue in full force and effect the insurance coverage under the Insurance Policies applicable to the Business or the Company Group or any member thereof (or fail to renew such policies or obtain substantially equivalent new policies upon any expiration or termination of any such policies);

(viii) (A) settle or compromise any Tax liability, (B) change, or revoke any material Tax election or make any new material Tax election outside the ordinary course of business and inconsistent with past practice, (C) amend any Tax Return, (D) file any Tax Return which has not been prepared in accordance with applicable Law and past practices, (E) enter into any closing agreement or consent to any extension or waiver of any statute of limitations period with respect to Taxes, (F) surrender any right to claim a material refund of Taxes, (G) incur any Tax liability outside the ordinary course of business or (H) take any other action outside the ordinary course of business that has (or could have) the effect of increasing the Tax liability of the Company Group for any Tax period (or portion thereof) beginning on or after the Effective Time;

(ix) adopt a plan of complete or partial liquidation or resolutions to take any action providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization of the Company or the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(x) sell, assign, transfer, lease, abandon or dispose of any (A) Company Group member’s assets (including Intellectual Property) that are material to the Business, taken as a whole, or (B) material Real Property (or any interests therein);

(xi) mortgage, pledge or subject to a Lien (other than a Permitted Lien) any Company Group member’s assets (including Intellectual Property);

(xii) issue, transfer, sell, pledge, deliver, purchase, dispose, redeem or grant any Equity Interests of any Company Group member;

(xiii) initiate, compromise or settle any claim or Action in which such Company Group member is a named party, and the amount at issue in such claim or Action is in excess of $100,000, or waive or release any material rights or claims held by the Company Group;

(xiv) enter into any Contract that, if in effect as of the Signing Date, would be a Material Contract (including any Contract that would reasonably be expected to make the applicable counterparty a Material Producer had the Contract been in effect for the twelve (12) months ended December 31, 2023), or terminate (subject to Sections 6.14 and 6.15), waive the performance of any obligation under or amend, modify or supplement any Material Contract, Lease or Easement, except renewals of Easements in the ordinary course of business;

(xv) except as required by the Credit Agreement or this Agreement, unwind or otherwise modify existing hedges or other Derivative Transactions or enter into any new hedges or other Derivative Transactions;

(xvi) declare, set aside, make or pay any distribution with respect to any of the Company Group Interests, other than cash distributions that are either Permitted Leakage or are included in the Leakage Amount;

(xvii) cancel any Indebtedness owed to the Company Group or waive any claims or rights of value;

(xviii) enter into any agreement that restricts in any material respect the ability of the Company Group to engage or compete in any line of business or to enter a new line of business;

(xix) (A) create, incur, guarantee or assume any Indebtedness other than amounts drawn under the Credit Agreement to the extent the proceeds are used to fund (1) expenditures in connection with the Kings Landing Gas Gathering and Processing Development or other expenditures in accordance with the Capital Expenditure Budget, (2) other ordinary course expenses of the Company Group consistent with past practice or (3) or amounts under any Company Benefit Plan (as in effect on the Signing Date or as amended as permitted by this Section 6.01(b)) or (B) with respect to the Company Group, make any loans, advances, or capital contributions to, or investments in, any Person other than a member of the Company Group;

(xx) other than as required by the terms of a Company Benefit Plan, (A) increase the compensation, incentives or benefits (including severance or termination payments) payable or provided, or to become payable or to be provided, to any Available Employees or to any current or former officers, directors, or independent contractors of any member of the Company Group, other than with respect to amounts that constitute Transaction Expenses, by more than 10% in the aggregate with respect to any such Person; (B) adopt, amend, or take any actions to accelerate the funding under any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if in effect on the Signing Date), excluding such establishment or amendments made in connection with open enrollment periods; (C) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan (or any award thereunder) with respect to an Available Employee or to any current or former officers, directors, or independent contractors of any member of the Company Group; (D) terminate or transfer the employment of any Available Employee, except terminations for cause or poor performance; (E) with respect to any member of the Company Group only, hire any employee; (F) establish, adopt or enter into any collective bargaining agreement or other Contract with a Union or recognize any Union as the bargaining representative, in each case, with respect to any Available Employees; or (G) with respect to any member of the Company Group only, enter into any contract with an individual independent contractor, except for such contracts that can be terminated by a member of the Company Group with a notice period not in excess of thirty (30) days or without penalty;

(xxi) enter into any Contract described in Section 6.01(b)(xxi) of the Disclosure Schedule; or

(xxii) authorize, resolve, agree or commit to take, or cause to be taken, or delegate to any other Person, any action described in this Section 6.01(b).

(c) Other than (x) as required by applicable Law, (y) expressly permitted or required by this Agreement, or (z) with the prior written consent of the Seller, neither Purchaser Parent nor Parent shall amend or proposed to adopt any amendments to the Organizational Documents of Purchaser (in a manner that would require the consent of Seller under the terms of the Organizational Documents of Purchaser if such amendment were effected following the Closing and the issuance of the Closing Date Equity Consideration) or authorize, resolve, agree or commit to take, or cause to be taken, or delegate to any other Person, any action described in this Section 6.01(c).

(d) Nothing in this Agreement shall be construed to (i) limit the Seller’s or the Company Group’s discretion to operate the Business in the ordinary course, consistent with pre-Signing Date business practices, operations and activities, during the Interim Period or (ii) give the Purchaser any ownership rights with respect to the Purchased Interests, the Business or the Company Group’s assets before the Closing.

Section 6.02 Regulatory and Other Approvals.

(a) Each Party and each Party’s respective Affiliates shall, prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as soon as is practical following the Signing Date (but no later than 10 Business Days following the Signing Date), all necessary filings in connection with the Transactions that may be required for obtaining any Governmental Approvals under Laws prior to the Closing Date, including any required applications at the FCC pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948.

(b) The Purchaser shall not, and shall cause its subsidiaries not to, enter into any acquisition agreement that would reasonably be expected to materially delay or materially impair the approval of any Governmental Authority (including expiration or termination of any applicable waiting periods under the HSR Act) of any of the aforementioned filings.

(c) The Parties shall use their reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all other reasonable things necessary, proper or advisable under applicable Law to consummate the Transactions on or before the Outside Date, including promptly making any appropriate or necessary subsequent or supplemental filings and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. Notwithstanding any other provision of this Agreement, in no event shall the Purchaser or its Affiliates be required to (and the Seller shall not, and shall cause its Affiliates not to, without the Purchaser’s prior written consent) offer, negotiate, commit to, agree to or effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any assets, properties or businesses, any other arrangements or any other remedy, condition or commitment of any kind.

(d) Subject to applicable confidentiality restrictions or restrictions required by Laws, the Purchaser and the Seller will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any material communications, comments, questions or requests from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.02 or the Transactions and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any material questions, or the production of any documents, relating to an investigation of the Transactions by any Governmental Authority. Whenever a Governmental Authority requests additional information or documents, or any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.02, each Party shall promptly inform the other Party of such occurrence and use commercially reasonable efforts to cooperate in filing promptly with the applicable Governmental Authority such information, documents, amendments or supplements. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority relating to the Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include Representatives of both the Purchaser and the Seller. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of either Party.

(e) The Purchaser shall pay all of the filing fees required to be paid in connection with the filings contemplated by this Section 6.02.

Section 6.03 Access.

(a) During the Interim Period, provided that the Purchaser is not in breach of this Agreement, the Seller shall provide the Purchaser and its Affiliates and Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the Books and Records and the Company Group’s assets and properties as the Purchaser may from time to time reasonably request in writing, in each case, only to the extent that such access (i) will not unreasonably interfere with the Business or any health, safety or security rules, regulations, requirements or instructions of the Seller, the Company Group or any of their respective Affiliates, (ii) is reasonably related to the Purchaser’s obligations and rights under this Agreement and (iii) would not violate any Law; provided, however, that (A) the Seller shall be entitled to have its Representatives present for any communication with or access to the Books and Records, the Available Employees and the Company Group’s assets and properties, (B) the Purchaser shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of the members of the Company Group and their respective Affiliates, as applicable and (C) the Purchaser or its Affiliates or Representatives may conduct an on-site environmental assessment, compliance evaluation or investigation with respect to the Business or the Company Group’s assets or properties following reasonable consultation with the Seller with respect to any such activity, which shall be conducted in accordance with all health, safety and security requirements of the Seller. In no event shall the Purchaser or any of its Affiliates or Representatives conduct any subsurface investigation or other form of sampling or testing of any environmental media with respect to the Business or the Company Group’s assets or properties.

(b) Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates or Representatives shall have any right of access to, and none of the Seller, the Company Group, the Available Employees, nor any of their respective Affiliates or Representatives, shall have any obligation to provide, any information relating to the sale or divestiture process conducted by the Seller or its Affiliates for the Company Group vis à vis any Person other than the Purchaser and its Affiliates or the Seller’s or its Affiliates’ (or their respective Representatives’) evaluation of the business of the Company Group in connection therewith, including, in each case, any projections, financial and other information related thereto; any information that constitutes or contains any trade secrets, proprietary information, know how or inventions; or any information, the disclosure of which could or would jeopardize any privilege (including attorney-client or work product privilege), as determined in the Seller’s sole discretion, cause the Seller, any member of the Company Group or any of their respective Affiliates to breach any fiduciary duty, confidentiality obligation or Contract or result in a violation of Law. Neither the Purchaser nor any of its Affiliates or Representatives shall contact or hold discussions with any suppliers, vendors, distributors, customers, joint venture partners, sales team members or other employees of the Seller or any of its Affiliates (including any member of the Company Group) without the prior written consent of the Seller (which consent may be provided, conditioned, delayed or withheld in the Seller’s sole discretion, including by conditioning any such consent on the participation by one or more Representatives of the Seller or its Affiliates, designated in advance by the Seller, in any such discussions). In exercising its rights under this Section 6.03, the Purchaser and its Affiliates and Representatives shall not unreasonably interfere with the conduct of the Business or the business of the Seller or any of its Affiliates.

(c) If, at any time, the Seller believes that any Affiliate or Representative of the Purchaser has not complied with the policies and procedures in this Section 6.03, then the Seller may immediately terminate such Person’s access. The Purchaser releases, and shall indemnify and hold harmless, the Seller, the Company and their respective Affiliates from and against all damages that arise out of or result from any of the Purchaser’s and its Representatives’ site visits and access to any property of the Company Group, except to the extent arising from or relating to the gross negligence or willful misconduct of the Company Group.

(d) The Purchaser and each of the Purchaser’s Affiliates or Representatives exercising the rights of access set forth in this Section 6.03 shall carry commercial general liability insurance (on an occurrence basis) insuring all activity and conduct of the Purchaser and the Purchaser’s Affiliates and Representatives while exercising rights of access set forth in this Section 6.03 and naming the Seller and each member of the Company Group as additional insureds. The Purchaser hereby represents and warrants that it carries commercial general liability insurance with contractual liability endorsement which insures the Purchaser’s indemnity obligations under this Section 6.03. At the Seller’s request, the Purchaser will provide or cause the Purchaser’s Representatives to provide the Seller with written evidence, satisfactory to the Company, of the insurance required under this Section 6.03.

(e) Until the Closing, the Company shall, and shall use its commercially reasonable efforts to: (i) cause the Company’s Representatives responsible for operations and engineering, construction and finance to meet with Representatives of the Purchaser (in person or by teleconference) no less than weekly, on a Business Day and during the business hours of 9:00 a.m. to 5:00 p.m. (local time) to discuss the Company Group’s then-current results of operations, status of construction for the Kings Landing Gas Gathering and Processing Development, liability or breach of contract claims, payables and other outstanding obligations and other relevant matters as reasonably requested by the Purchaser; (ii) provide reasonable notice to the Purchaser of all construction meetings relating to the Kings Landing Gas Gathering and Processing Development and provide for the Purchaser to attend and observe such meetings; and (iii) coordinate and provide reasonable notice to the Purchaser of in-person meetings with Representatives of the Company, the Purchaser and each of the Material Producers.

Section 6.04 Confidentiality Agreement.

(a) Each Party shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence all information received by or made available to such Party or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the Confidentiality Agreement, which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing. All such information shall constitute “Confidential Information” as such term is defined in the Confidentiality Agreement.

(b) Following the Closing Date until the date that is twenty-four (24) months following the Closing Date, the Seller shall hold and shall cause each of its Affiliates to hold, in confidence, unless compelled to disclose by Law, all Confidential Information and to refrain from using any of the Confidential Information except in connection with performing the Seller’s obligations and exercising Seller’s remedies, in each case, under this Agreement and the other Transaction

Documents. For purposes of this Section 6.04(b), “Confidential Information” means any written, oral or other information relating to the Company Group but shall not include documents or information that (i) were publicly available prior to the Closing Date, (ii) become publicly available after the Closing Date other than as the result of disclosure by the Seller or its Affiliates or its or their respective Representatives in violation of this Section 6.04(b) or (iii) become available to the Seller or any of its Affiliates from a source that did not acquire such information on a confidential basis. Notwithstanding anything to the contrary in this Agreement, this Section 6.04 shall not be applicable to any direct or indirect portfolio company of any MSEP Person (collectively, the “Excluded Entities”) that has not received any Confidential Information. Furthermore, the Purchaser and the Parent acknowledge that employees of the MSEP Persons serve as directors of the Seller and the Excluded Entities and that neither the MSEP Persons nor the Excluded Entities will be deemed to have received Confidential Information solely due to the dual role of any such employee and so long as such Confidential Information is not communicated to or specifically used for the benefit of any Excluded Entity.

Section 6.05 Insurance. From and after the Closing, other than with respect to occurrences or claims made prior to the Closing Date, neither the Seller nor any of its Affiliates shall have any obligation of any kind to maintain any form of insurance covering the Business, the Company Group or the Company Group’s assets or properties, and the Purchaser shall be responsible for securing (or causing its Affiliate to secure) any and all insurance it deems appropriate for the operation of the Business and the Company Group’s assets and properties. Notwithstanding the foregoing, solely with respect to occurrences or claims made prior to the Closing Date, the Seller shall maintain any insurance coverage with respect to the properties and assets of the Company Group to the extent such coverage existed prior to the Closing Date, and the Seller shall cooperate as reasonably requested by the Purchaser with respect to any claims under such insurance policies.

Section 6.06 Indemnification of Directors and Officers.

(a) Until the sixth anniversary of the Closing Date, unless prohibited by Law, the Purchaser shall cause the members of the Company Group to continue to honor their respective obligations (in accordance with the terms of their respective Organizational Documents in effect as of the Signing Date) with respect to the exculpation and indemnification of, and the advancement of expenses to, any current or former directors, officers or managers of the Company Group as of the Closing Date (collectively, the “Covered Persons”) arising or resulting from any actions or omissions of any such Covered Persons at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions).

(b) Prior to the Closing Date, the Seller shall cause the Company Group to obtain “tail” insurance policies or “tail” endorsements, effective as of the Closing Date and subject to approval by the Purchaser, to extend the liability coverage of all existing directors’ and officers’ insurance policies and fiduciary and employment practices insurance policies for the Covered Persons (collectively, “D&O Insurance”), in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance immediately prior to the Closing Date and with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the D&O Insurance immediately prior to the Closing Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions). The Purchaser (or its designated Affiliate) shall bear the cost of obtaining D&O Insurance.

(c) In the event any member of the Company Group or any of such member’s successors or assigns consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or converts into any other Person or transfers all or substantially all of its assets to any Person, then, in each such case, the Purchaser shall cause such members of the Company Group to take all necessary actions to ensure such member’s successors and assigns assume the obligations set forth in this Section 6.06; provided, that neither the Purchaser nor any member of the Company Group shall be relieved from such obligations. In addition, neither the Purchaser nor any member of the Company Group shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Purchaser or such member unable to satisfy its obligations under this Section 6.06(c).

(d) Until the sixth anniversary of the Closing Date, the Purchaser shall not, and shall cause the members of the Company Group to not, terminate or modify any of their respective obligations under this Section 6.06 in any manner that could or would adversely affect any of the Covered Persons without the prior written consent of such Covered Person(s). The Purchaser acknowledges and agrees that each of the Covered Persons is intended to be a third party beneficiary of this Section 6.06 with full rights of enforcement as if such Covered Person is a party to this Agreement. The rights of each Covered Person under this Agreement shall be in addition to any other rights such Covered Person may have under the Company Group’s Organizational Documents in effect as of the Signing Date, under any and all indemnification Contracts of or entered into by the Company Group and at Law and in equity.

Section 6.07 Books and Records.

(a) From and after the Closing, the Purchaser shall be entitled to the Books and Records in the Seller’s possession. For purposes of Section 6.03 and this Section 6.07(a), Books and Records shall be deemed to not include, and the Seller and its Affiliates shall be entitled to retain, any employment records, any U.S. federal, state and local income Tax Returns, any Books and Records that are not related primarily to the Business, the Company Group, the Company Group’s assets or properties or the Purchased Interests or that pertain to the Seller’s or any of its Affiliates’ other businesses, assets, properties or operations, documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) or unaffiliated third party restrictions on disclosure or transfer any internal records, documents or communications relating to the acquisition of any member of the Company Group and any Books and Records prepared for or delivered to the board of managers of the Seller.

(b) From and after the Closing, (i) the Purchaser shall, and shall cause its Affiliates (including the Company Group) to, preserve in accordance with bona fide recordkeeping policies, and, upon the Seller’s request, make available to the Seller (and its designees) and afford the Seller (and its designees) the right, at the Seller’s expense, to take extracts from and to make copies of, any and all Books and Records that relate to any period that includes or precedes the Closing Date, including any Books and Records required (A) by the Seller to prepare or file any Tax Return, (B) in connection with any audit or similar Action involving the Seller or any of its Affiliates,

(C) to enable the Seller to comply with its covenants and obligations under this Agreement and the other Transaction Documents or (D) by the Seller to prepare any financial statements of the Seller and (ii) the Purchaser shall not, and shall not permit any of its Affiliates (including the Company Group) or any other Person to, destroy any Books and Records until the later of (A) seven years following the Closing or (B) the expiration of the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate, and, thereafter, no such Books and Records shall be destroyed without first advising the Seller in writing and affording the Seller a reasonable opportunity to obtain possession or make copies of such Books and Records at the Seller’s expense.

(c) The Seller shall, prior to the Closing Date, transfer a copy of the Company Group’s information technology servers, email accounts, and any data stored or maintained in connection therewith to the Purchaser. Within one (1) year following the Closing Date, the Seller shall permanently delete such servers, email accounts, and data from the Seller’s or its Affiliates’ information technology systems, except as required under applicable Law in respect of Tax or employment matters.

Section 6.08 Seller Marks. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not acquire or otherwise be entitled to, and no member of the Company Group shall retain, any right, title, interest, license or any other right whatsoever to use any of the Seller Marks. The Purchaser shall, as promptly as practicable, but in any event within 180 days after the Closing Date (the “Removal Deadline”), (a) change the name of the Company to remove “Durango” from its name and (b) eliminate and remove (or cause to be eliminated and removed) any and all of the Seller Marks from the Company Group’s assets and properties. From and after the Removal Deadline, the Purchaser shall not, and the Purchaser shall cause its Affiliates not to, use any of the Seller Marks in connection with the Business, the Company Group’s assets or properties or otherwise; provided, however, that from and after the Closing Date, the Purchaser shall not, and shall cause its Affiliates not to, send or cause to be sent to any Person any correspondence or other materials containing any of the Seller Marks.

Section 6.09 Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the Transactions and shall not make or issue, or cause to be made or issued, any such publication or press release without the prior written consent of the other Party except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange, or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate in good faith with the other Party with respect to the timing, manner and content of such disclosure.

Section 6.10 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, from time to time, at either Party’s written request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the Transactions.

(b) In addition to and not in limitation of the foregoing, the Seller shall deliver a certificate duly executed by an authorized officer of the Seller on each date that the Seller is entitled to receive Purchaser Common Units or shares of Parent Class C Common Stock in accordance with Section 2.07, containing a representation and warranty as of such date that is substantially similar to the representation and warranty set forth in Section 5.05, in such form and with such modifications as the Purchaser may reasonably request. The Seller acknowledges and agrees that, notwithstanding anything herein to the contrary, the Purchaser’s obligations to issue or deliver Purchaser Common Units and shares of Parent Class C Common Stock constituting Deferred Consideration shall be conditioned upon prior receipt of such certificate, and no interest shall accrue under Section 2.07(d) with respect thereto until such certificate has been received.

Section 6.11 Continuing Employees.

(a) At any time between the Signing Date and the date that is twenty-one (21) days following the Signing Date but in no event later than (10) days before the Closing Date, the Purchaser or one of its Affiliates shall provide to each Person who is a Business Employee at such time, a written offer of employment that (i) shall be contingent on the Closing; (ii) may be conditioned upon the successful completion of the Purchaser’s or its Affiliate’s standard pre-employment screening procedures (including, without limitation, background and drug screening to the extent consistent with the standard hiring practices of the Purchaser or its Affiliates); (iii) shall provide for such Business Employee to start employment with the Purchaser or its Affiliate as of the first Business Day following the Closing Date; (iv) shall provide for a base salary or hourly base wage, as applicable, and a target bonus opportunity that, in each case, is not less than the base salary or hourly base wage, as applicable, and target bonus opportunity provided by Purchaser or its Affiliate to similarly situated employees of Purchaser or its Affiliates as of the Closing Date. At any time between the Signing Date and the date that is fourteen (14) days prior to the termination of the Transition Services Agreement (including prior to the Closing), the Purchaser or one of its Affiliates shall have the right, but not the obligation, to provide to any Corporate Employee of Purchaser’s choosing, a written offer of employment, which offers (A) shall be contingent on the termination of the Transition Services Agreement; (B) may be conditioned upon the successful completion of the Purchaser’s or its Affiliate’s standard pre-employment screening procedures (including, without limitation, background and drug screening to the extent consistent with the standard hiring practices of the Purchaser or its Affiliates); (C) shall provide for such Corporate Employee to start employment with the Purchaser or its Affiliate as of the first Business Day following the termination of the Transition Services Agreement, in each case, unless otherwise agreed to in writing by the Seller; and (D) shall provide for a base salary or hourly base wage, as applicable, and a target bonus opportunity that, in each case, is not less than the base salary or hourly base wage, as applicable, and target bonus opportunity provided by Purchaser or its Affiliate to similarly situated employees of Purchaser or its Affiliates as of the Closing Date. Any Available Employee who receives an offer pursuant to this Section 6.11(a) is referred to herein as an “Offer Employee,” and each Offer Employee who accepts such offer and timely commences employment with the Purchaser or its Affiliate is referred to herein as a “Continuing Employee.” The date that a Continuing Employee commences employment with the Purchaser or its Affiliate is referred to herein as the “Hire Date.” The Seller shall, and shall cause its Affiliates to, make commercially reasonable efforts to cooperate with the Purchaser and its Affiliates with respect to the Purchaser or one of its Affiliates making employment offers to the Available Employees and with the Purchaser’s efforts to hire the Offer Employees as contemplated by this Agreement, including the waiver of any restrictive covenants that would impede the Offer Employee’s employment with Purchaser or one of its Affiliates. Seller shall not take any action intended or reasonably expected to discourage an Offer Employee from accepting an offer of employment made pursuant to, and in compliance with, this Section 6.11. The Purchaser shall deliver prompt written notice to Seller of each Offer Employee who accepts an offer of employment from Purchaser or its applicable Affiliate.

(b) With respect to each Business Employee who becomes a Continuing Employee, for a period of twelve (12) months following such Continuing Employee’s Hire Date, or through the earlier date of such Continuing Employee’s termination of employment with the Purchaser or its Affiliate, if applicable, the Purchaser or one of its Affiliates shall provide such Continuing Employee with: (i) a base salary or hourly base wage, as applicable, and a target bonus opportunity that, in each case, is not less than the base salary or hourly base wage, as applicable, and target bonus opportunity provided by Purchaser or its Affiliate to similarly situated employees of Purchaser or its Affiliate as of the Closing Date; and (ii) employee benefits under the Benefit Plans of the Purchaser or its Affiliate (collectively, the “Successor Benefit Plans”) that are no less favorable than the employee benefits provided to the Purchaser’s or its Affiliates’ similarly situated employees as of the Closing Date.

(c) With respect to each Continuing Employee, if any Continuing Employee’s employment is terminated without cause during the twelve (12) months following the Closing Date (the “Benefit Period”), then the Purchaser shall, or shall cause its Affiliate to, provide severance compensation to such Continuing Employee consistent with the terms of Purchaser’s or its Affiliate’s severance policy applicable to similarly situated employees of Purchaser or its Affiliate (conditional upon such Continuing Employee’s timely execution (and non-revocation in any time provided to do so) of a general release of claims against the Purchaser and its Affiliates (including the Company Group)), and any other amount as may be required by Law.

(d) With respect to each Continuing Employee who becomes eligible to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, cause the applicable Successor Benefit Plan (but excluding any Successor Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA) to credit each Continuing Employee for all purposes, including eligibility, vesting and benefit determination, with the service that is credited under the corresponding Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Benefit Plan); provided, however, that the Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, (i) cause each such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide medical, dental, prescription drug or vision benefits (a “Successor Welfare Benefit Plan”) as of the Closing Date without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements after taking into account this Section 6.11(d) and (ii) cause each such Successor Welfare Benefit Plan to credit the Continuing Employee and the

Continuing Employee’s eligible dependents for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by each Continuing Employee and such Continuing Employee’s eligible dependents under a comparable Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date for the plan year of such Successor Welfare Benefit Plan in which the Closing Date occurs. The Seller shall provide the Purchaser or its Affiliate, as applicable, with all data and information reasonably requested in writing by the Purchaser or such Affiliate to enable the Purchaser or such Affiliate to comply with this Section 6.11(d).

(e) The Purchaser shall, or shall cause its Affiliates to, maintain or establish, a defined contribution plan that is intended to be tax-qualified (the “Successor 401(k) Plan”) and in which the Continuing Employees shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 6.11(d). On or within 30 days following the Closing Date, the Purchaser shall take all actions necessary and appropriate to permit Continuing Employees to roll over any amounts that constitute eligible rollover distributions (within the meaning of Section 402(c)(4) of the Code) (including any note or unpaid obligation with respect to an outstanding participant loan, if applicable) from any Benefit Plan that is cash or deferred arrangement described in Section 401(k) of the Code to the Successor 401(k) Plan.

(f) Following each Continuing Employee’s separation of employment with Seller or its Affiliate, the Seller shall, or shall cause its applicable Affiliate to, pay to such Continuing Employee his or her accrued, unused vacation and paid time off in such Continuing Employee’s final paycheck. With respect to all Available Employees, and any other employee who provided services to any member of the Company Group or the Business, who, in each case, do not become Continuing Employees, the Seller shall be solely responsible for, and shall defend, indemnify and hold harmless Purchaser and its Affiliates (including the Company Group, post-Closing), with respect to all obligations and Losses arising out of or related to the WARN Act, provided that the Purchaser and its Affiliates have complied with the obligations under this Section 6.11. With respect to all Continuing Employees, Purchaser and its Affiliates (including the Company Group, post-Closing) shall be solely responsible for, and shall defend, indemnify and hold harmless Seller, with respect to all obligations and Losses arising out of or related to the WARN Act based on actions taken by the Purchaser or its Affiliates after the Closing or on or prior to the Closing that are in violation of Section 6.11.

(g) The terms and conditions of this Section 6.11 are for the sole benefit of the Parties and nothing in this Section 6.11, express or implied, is intended or shall be construed to (i) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal, equitable or other rights or remedies with respect to the matters provided for in this Section 6.11, (ii) require the continued employment of any Person for any period or (iii) constitute as the adoption, establishment, amendment, modification or termination of any Successor Benefit Plan or other Benefit Plan.

Section 6.12 Financial Information. The Seller acknowledges that the Parent may be required to include financial statements with respect to the Company Group in documents filed by the Parent with the SEC or as customarily included in offering documentation for private or public offerings of debt or equity securities, and that such financial statements may be required to be independently audited or reviewed. At Purchaser’s reasonable request from the Signing Date through the date of filing of the Parent’s annual report on Form 10-K for the year ended December 31, 2025, the Seller shall reasonably cooperate with the Purchaser to (a) make available to the Purchaser and its Affiliates such books, records and financial information maintained by the Seller (and in the form so maintained) regarding the Company Group as the Purchaser or its Affiliates may reasonably request (i) as may be necessary for the Purchaser and its Affiliates to comply with their respective obligations under the Securities Act or with filings that are required by the SEC or that may otherwise be reasonably required by the Purchaser or its Affiliates in order to prepare financial information, including pro forma financial information, or (ii) that may be reasonably requested by the Purchaser or its Affiliates in order to prepare financial statements, including pro forma financial information in connection with the Purchaser’s or its Affiliates’ debt or equity securities offerings ((i) and (ii), collectively, the “Requisite Financial Statement Information”) and (b) to the extent necessary upon written request from the Purchaser, reasonably cooperate, but without unreasonably disrupting its business, including preparation of the Seller’s own financial statements, and cause Seller’s accountants and officers to reasonably cooperate, with the Purchaser, its Affiliates and its and their respective accountants in connection with the Purchaser’s or its Affiliates preparation of the Requisite Financial Statement Information, including providing customary consents and comfort letters as the Purchaser and its Affiliates may reasonably request; provided, however, that none of the Seller nor any of its Affiliates is required to perform any act in order to comply with this Section 6.12, if in connection with such performance, the Seller or its Affiliates would incur any out-of-pocket costs or expenses, unless the Purchaser agrees to pay, on behalf of the Seller or its applicable Affiliate, such costs or expenses, and the Purchaser hereby does agree to pay or cause to be paid such costs and expenses.

Section 6.13 R&W Policy. The Purchaser shall obtain and conditionally bind the R&W Policy as of the Signing Date. The Purchaser shall cause the R&W Policy to expressly provide that (i) the insurer(s) issuing the R&W Policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against the Seller or any of its Affiliates and/or any of their respective Representatives, except in the case of Losses resulting from Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Seller, its Affiliates, and their respective Representatives are express third-party beneficiaries of the foregoing waiver of subrogation and (iv) the R&W Policy shall not be amended, modified, or otherwise changed in a manner adverse to the Seller or any of its Affiliates and/or any of their respective Representatives without the prior written consent of the Seller. From and after the Signing Date, the Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. The Purchaser shall timely pay, or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of the R&W Policy. During the period between the Signing Date and the Closing, the Seller shall reasonably cooperate with the Purchaser in obtaining the R&W Policy, as may be reasonably requested by the Purchaser. From and after the Closing until the second anniversary of the Closing Date, the Seller shall reasonably cooperate with the Purchaser with respect to any claim under the R&W Policy. None of the Seller, the members of the Company Group nor any of their respective Affiliates, nor any of their past, present or future equityholders, members, directors, managers, officers, employees or agents, shall be entitled to any proceeds of the R&W Policy without the prior written consent of the Purchaser. Within five Business Days after the Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser (or its designee) a true, correct and complete copy of the contents of the data room maintained by Intralinks Inc. on behalf of the Company Group on a USB drive or other means acceptable to the Purchaser.

Section 6.14 Derivative Transactions. On or before Closing, Seller shall cause each member of the Company Group to terminate or otherwise unwind any and all Derivative Transactions of the Company Group.

Section 6.15 Affiliate Transactions. On or before Closing, Seller shall, and shall cause its Affiliates to, terminate or otherwise release all members of the Company Group from any Contracts or other transactions between Seller and such Affiliate (other than the members of the Company Group), on the one hand, and any member of the Company Group, on the other, including the Amended and Restated Services Agreement, dated March 1, 2019, by and among Durango Investment Holdings LLC, Seller, the Company and Durango Midcontinent LLC (collectively, “Affiliate Transactions”).

Section 6.16 Non-Solicitation. From the Closing Date until the date that is 24 months following the Closing Date, the Seller shall not (and shall cause its Affiliates not to), directly or indirectly, solicit or offer employment to any Continuing Employee; provided, however, that the foregoing provisions will not prevent the Seller and its Affiliates from (a) having discussions with, or employing, any Continuing Employee terminated by the Purchaser or any of its Affiliates or (b) having discussions with or hiring any Continuing Employee who contacts the Seller or any of its Affiliates on their own initiative without any direct or indirect solicitation by the Seller or any of its Affiliates.

Section 6.17 Transition Services. The Parties agree to negotiate in good faith to finalize the list of services and fees to be covered by the Transition Services Agreement prior to the Closing Date, which shall only include those services and fees that are customary for transactions and assets of this type.

Section 6.18 Indemnification.

(a) From and after the Closing, the Seller will indemnify and hold harmless the Purchaser and its Affiliates and their respective successors and assigns (each, an “Indemnified Party”) from and against all Losses arising out of, resulting from or otherwise attributable to the Excluded Liabilities. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made pursuant to this Section 6.18 as an adjustment to the Base Purchase Price.

(b) Notwithstanding anything to the contrary in this Agreement, (i) the Seller shall not be liable pursuant to this Section 6.18 for any individual indemnifiable Loss (or any Losses that together are based on substantially the same facts or circumstances) unless and until the amount thereof exceeds $100,000, at which point the Seller shall only be liable to the extent in excess of that amount (provided, however, that if the amounts not indemnifiable as a result of the application of this clause (i) exceed $250,000 in the aggregate, this clause (i) shall cease to apply and Seller shall thereafter be liable for any and all subsequent indemnifiable Losses pursuant to this Section 6.18) and (ii) the aggregate amount of indemnifiable Losses payable to the Indemnified Parties pursuant to this Section 6.18 shall not exceed $5,000,000.

(c) Each Indemnified Party shall, and is obligated to, use its commercially reasonable efforts to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to indemnifiable Losses hereunder. To the extent coverage is available under any insurance policy or other contractual right (excluding any producer customer contracts) with respect to any indemnifiable Losses, the Indemnified Party shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or contracts prior to pursuing any claim against Seller.

(d) Any action by an Indemnified Party on account of an indemnifiable Loss (a “Claim”) shall be asserted by the Indemnified Party giving the Seller reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes aware of such Claim. Such notice by the Indemnified Party shall describe the Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount of, the indemnifiable Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall allow the Seller and its Representatives to investigate the matter or circumstance alleged to give rise to the Claim and the Indemnified Party shall assist the Seller’s investigation by giving such information and assistance as the Seller or any of its Representatives may reasonably request.

(e) Purchaser acknowledges and agrees that, other than in the case of Fraud or under the R&W Policy, its sole and exclusive remedy hereunder with respect to any and all Claims for Losses arising out of, resulting from or otherwise attributable to the Excluded Liabilities shall be pursuant to the indemnification provisions set forth in this Section 6.18.

ARTICLE VII

THE PURCHASER’S CONDITIONS TO CLOSING

The Purchaser’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser in its sole discretion):

Section 7.01 Representations and Warranties. (a) Each of the Seller’s representations and warranties in this Agreement (subject to the limitations in Section 3.20), other than the Seller Fundamental Representations, shall be true and correct on and as of the Closing Date, disregarding any materiality qualifiers (including any Material Adverse Effect qualifiers), as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect with respect to the Seller or the Company Group; and (b) each of the Seller Fundamental Representations shall be true and correct in all respects (other than inaccuracies that are individually or in the aggregate de minimis) as of the Closing Date.

Section 7.02 Performance. The Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

Section 7.03 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement with respect to the Seller or the Company Group.

Section 7.04 Officer’s Certificate. The Purchaser shall have received from the Seller at the Closing an officer’s certificate, signed by a duly authorized officer of the Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 has been satisfied.

Section 7.05 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions.

Section 7.06 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time.

Section 7.07 Deliveries. The Seller shall have delivered or caused to be delivered each of the items set forth in Section 2.03.

ARTICLE VIII

THE SELLER’S CONDITIONS TO CLOSING

The Seller’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

Section 8.01 Representations and Warranties. (a) Each of the Purchaser’s representations and warranties in this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct on and as of the Closing Date, disregarding any materiality qualifiers (including any Material Adverse Effect qualifiers), as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect with respect to the Purchaser; and (b) each of the Purchaser Fundamental Representations shall be true and correct in all respects (other than inaccuracies that are individually or in the aggregate de minimis) as of the Closing Date.

Section 8.02 Performance. The Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

Section 8.03 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement with respect to the Purchaser.

Section 8.04 Officer’s Certificate. The Seller shall have received from the Purchaser at the Closing an officer’s certificate, signed by a duly authorized officer of the Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 has been satisfied.

Section 8.05 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions.

Section 8.06 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Transactions for any period of time.

Section 8.07 Deliveries. The Purchaser shall have delivered or caused to be delivered each of the items set forth in Section 2.04.

Section 8.08 No Purchaser Change of Control Event. No Purchaser Change of Control shall have occurred since the Signing Date.

Section 8.09 No Purchaser Rating Decline. No Purchaser Rating Decline shall have occurred since the Signing Date.

Section 8.10 No Parent Delisting Event. No Parent Delisting Event shall have occurred since the Signing Date.

ARTICLE IX

TAX MATTERS

Section 9.01 Transfer Taxes. To the extent that any transfer, sales, use, documentary, stamp or similar Taxes are incurred or imposed with respect to the consummation of the Transactions (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne and timely paid 50% by the Purchaser and 50% by the Seller. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes, and one half of the amount of such Transfer Taxes shall be paid by the other Party to the paying party at least three (3) Business Days prior to the due date (including any extensions that have been obtained) of such returns. The Parties shall reasonably cooperate with each other in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 9.02 Tax Returns. The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, any and all Seller Consolidated Returns (which, for the avoidance of doubt, shall include the Company Group through the Closing Date) and shall pay all Taxes reflected thereon or otherwise owed with respect to any Seller Consolidated Group. The Purchaser shall prepare and timely file (or cause to be prepared and timely filed) in accordance with past practice (unless otherwise required by applicable Law) all other Tax Returns with respect to the Company Group that are required to be filed after the Closing Date (taking into account any applicable extensions).

Section 9.03 Cooperation. The Parties shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns in respect of any Company Group member, or in connection with any audit or administrative or judicial proceeding with respect to Taxes in respect of any Company Group member or the Business (each, a “Tax Proceeding”). Subject to Section 6.07, such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available to the extent reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that no Party shall be required to provide its or any of its Affiliates’ (other than any Company Group member’s) Tax Returns.

Section 9.04 Tax Proceedings. Within 15 days after the receipt of written notice from a Governmental Authority regarding the commencement of a Tax Proceeding the outcome of which could affect any items or information reported or reflected on a Tax Return for a Pre-Closing Period of any Company Group member or related to any Company Group member’s assets, the Purchaser shall provide the Seller with written notice thereof. The Seller shall be entitled to participate in and, at its sole election, control, any such Tax Proceeding. If the Seller does not elect to control such Tax Proceeding, the Purchaser shall keep the Seller reasonably informed regarding any developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith) and shall not settle or compromise any such Tax Proceeding without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any and all obligations and rights under this Section 9.04 shall cease to exist on the date the Post-Closing Adjustment Amount is finally determined pursuant to Section 2.05.

Section 9.05 Certain Tax Actions. The Purchaser shall not (and shall cause its Affiliates not to) amend or refile any Tax Return, or make, revoke or change any Tax election, in respect of any Company Group member or the Business for any Tax period ending prior to Closing without the prior written consent of the Seller (which consent shall not be unreasonably delayed, withheld or conditioned), unless such action (a) is taken after the date that the Post-Closing Adjustment Amount is finally determined pursuant to Section 2.05 and (b) could not reasonably be expected to increase the Tax liability of the Seller.

ARTICLE X

TERMINATION

Section 10.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by the Seller, on the one hand, or Purchaser and the Parent, on the other hand, if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Law or issued any Order, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(c) by the Seller, if the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Purchaser or the Parent in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through the Seller’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Seller (or any shorter period of time that remains between the date the Seller provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Purchaser or the Parent, as applicable, is proceeding in good faith to cure such breach, then the Purchaser shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Seller provides written notice of such violation or breach and the Outside Date);

(d) by the Purchaser, if neither the Purchaser nor the Parent is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.01 or Section 7.02 on or prior to the Outside Date (other than through the Purchaser’s or the Parent’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Purchaser (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Seller is proceeding in good faith to cure such breach, the Seller shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date);

(e) by the Seller, on the one hand, or Purchaser, on the other hand, if the Closing has not occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to a Party if such failure of the Closing to occur on or prior to the Outside Date is due to such Party’s failure to perform or comply with, in all material respects, any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing; or

(f) by the Seller, upon written notice to the Purchaser, if all of the conditions set forth in Article VII and Article VIII shall have been previously satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Purchaser or the Parent of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and the Purchaser has failed to consummate the Transactions by the date the Closing should have occurred pursuant to Section 2.02.

Section 10.02 Effect of Termination.

(a) If either Party terminates this Agreement pursuant to Section 10.01, the Parties’ respective obligations and Liabilities under this Agreement shall terminate and become void ab initio; provided, however, that Article I (Definitions and Construction), Section 3.20 (Disclaimer), Section 4.10 (No Other Representations), Section 6.03(c) (Access Indemnity), Section 6.04 (Confidentiality Agreement), this Section 10.02 (Effect of Termination) and Article XI (Additional Agreements; Miscellaneous) shall remain in full force and effect and shall survive any termination of this Agreement. Except as expressly provided herein, nothing in this Section 10.02 shall relieve or release the Seller from any Liability with respect to Fraud or any willful and material breach by the Seller prior to the termination of this Agreement.

(b) No termination of this Agreement shall terminate, or otherwise limit or restrict the rights and remedies in or available under, the Confidentiality Agreement.

(c) In the event this Agreement is validly terminated by the Seller pursuant to Section 10.01(c) or Section 10.01(f), then the Purchaser shall pay, or cause to be paid, to the Seller an amount equal to $24,000,000 (the “Reverse Termination Fee”).

(d) Prior to the Closing, the Seller’s, and the Company Group’s sole and exclusive remedy for any breach of this Agreement by the Purchaser (whether at Law, in equity, in Contract, in tort or otherwise), or for any failure of the Closing to occur for any reason or no reason, shall be (i) the payment of the Reverse Termination Fee, if payable pursuant to Section 10.02(c), or (ii) to the extent available, specific performance in accordance with Section 11.13. Each of the Parties acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Each of the Parties acknowledges that the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Seller and the Company Group in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and impossible to calculate with precision and accuracy. Notwithstanding anything to the contrary set forth in this Agreement, the Seller’s right to receive payment of the Reverse Termination Fee to the extent payable in accordance with this Agreement shall constitute the sole and exclusive remedy of the Seller, the Company Group and any of their respective Affiliates, and any of their respective direct or indirect, former, current or future equityholders, Affiliates, Representatives and their respective successors and assignees (collectively, the “Company Related Parties”) whether at Law, in equity, in Contract, tort or otherwise against the Purchaser and its Representatives and any of its or their respective, direct or indirect, former, current or future equityholders, Affiliates, Representatives or their respective successors and assignees (collectively, the “Purchaser Related Parties”) for any and all loss or damage suffered or Liabilities incurred by any Company Related Party or other

Person in respect of this Agreement or the Transactions (and the abandonment or termination thereof) or any other matter (including with respect to the failure of the Transactions to be consummated), and upon payment of the Reverse Termination Fee, neither the Purchaser nor any Purchaser Related Parties shall have any further Liability or other obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Transactions (or the abandonment or termination thereof) or any other matter (including with respect to the failure of the Transactions to be consummated). Notwithstanding anything herein to the contrary, (A) in no event shall any Company Related Party be entitled to seek or obtain any recovery or judgment in excess of the Reverse Termination Fee against any Purchaser Related Party or any of their respective assets, and in no event shall any Company Related Party be entitled to seek or obtain any other damages of any kind against any Purchaser Related Party for, or with respect to, this Agreement or the Transactions, including in connection with any breach by the Purchaser, the termination of this Agreement, the failure to consummate the Transactions or any claims or Actions under applicable Law arising out of any such breach, termination or failure, (B) the Seller and each member of the Company Group (each, on behalf of itself and the other Company Related Parties) hereby waive any and all rights and claims against any Purchaser Related Party (other than Purchaser) in connection with this Agreement, whether at Law or in equity, in contract, in tort or otherwise, (C) in no event shall the Purchaser be required to pay, or cause to be paid, the Reverse Termination Fee on more than one occasion, or both the Reverse Termination Fee and other damages, after the Purchaser has paid the Reverse Termination Fee and (D) in no event shall the Seller, any member of the Company Group or any other Company Related Party be entitled to receive both specific performance and the Reverse Termination Fee. The Parties acknowledge and agree that (i) the Parties have expressly negotiated the provisions of this Section 10.02, (ii) without the agreements contained in this Section 10.02, the Parties would not otherwise enter into this Agreement, and (iii) the Reverse Termination Fee represents a good faith, fair estimate of the damages that the Seller and its Affiliates would suffer.

ARTICLE XI

ADDITIONAL AGREEMENTS; MISCELLANEOUS

Section 11.01 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Seller, to:

Durango Midstream LLC

10077 Grogans Mill Rd., Suite 300

The Woodlands, Texas 77380

Attn: Richard A. Cargile

Email: [*]

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Ave, Suite 5900

Houston, Texas 77002

Attn: Cliff W. Vrielink; Chris Folmsbee

Email: [*]; [*]

If to the Purchaser, to:

Kinetik Holdings LP

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

Attn: General Counsel

Email: [*]; [*]

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attn: Robert Hughes

Email: [*]

(b) Notice given by personal delivery, mail, or overnight courier pursuant to this Section 11.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 11.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 p.m. Mountain Prevailing Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 p.m. Mountain Prevailing Time on any Business Day or during any non-Business Day at the place of receipt.

Section 11.02 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, (a) this Section 11.02 shall not limit any covenant or agreement of the Parties set forth in Section 2.03 (Closing Deliveries by the Seller to the Purchaser), Section 2.04 (Closing Deliveries by the Purchaser to the Seller), Section 2.05 (Post-Closing Purchase Price Adjustment – Post-Closing Adjustment Amount), Section 2.06 (Payment of Post-Closing Adjustment Amount), Section 2.10 (Allocation of Purchase Price), Section 6.03(c) (Access Indemnity), Section 6.04(b) (Confidentiality Agreement), Section 6.05 (Insurance), Section 6.06 (Indemnification of Directors and Officers), Section 6.07 (Books and Records), Section 6.08 (Seller Marks), Section 6.09 (Public Announcements), Section 6.10 (Further

Assurances), Section 6.11 (Continuing Employees), Section 6.12 (Financial Information), Section 6.13 (R&W Policy), Article IX (Tax Matters) and this Article XI (Additional Agreements; Miscellaneous), including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed in accordance with their respective terms and (b) Section 6.18 (Indemnification) shall survive the Closing until the date that is 18 months after the Closing Date and will thereafter terminate and be of no further force and effect. Except in the event of Fraud, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder; provided, that the foregoing shall not (i) limit any claim or recovery that may be available to Purchaser under Section 6.18 or the R&W Policy or (ii) relieve any Party from any Liability arising out of any willful and material breach of any provision of this Agreement prior to the termination of this Agreement.

Section 11.03 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 11.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions as of the Closing.

Section 11.05 Disclosure. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedule have the respective meanings assigned in this Agreement. The Seller may, at its option, include in the Disclosure Schedule items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any Section of the Disclosure Schedule shall be deemed to be disclosed with respect to another Section of the Disclosure Schedules solely to the extent that the relevance of such disclosure to such other Section is readily apparent from the face of such disclosure.

Section 11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

Section 11.08 No Third Party Beneficiary. Except as expressly provided in Section 6.03(c) (Access), Section 6.06 (Indemnification of Directors and Officers), Section 10.02(d) (Effect of Termination), this Section 11.08 (No Third Party Beneficiary), and Section 11.14 (Non-Recourse), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the Parties’ intention to confer third party beneficiary rights upon any other Person.

Section 11.09 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment without such consent shall be null and void ab initio.

Section 11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.12 Governing Law; Jurisdiction.

(a) THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM LOCATED WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE). EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 11.12 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS SECTION 11.12 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

Section 11.13 Specific Performance. Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.02, each Party recognizes and acknowledges that a breach by it of any applicable covenants, agreements or obligations contained in this Agreement shall cause the other Party to sustain irreparable harm for which they would not have an adequate remedy at Law, and therefore, in the event of any such breach, the aggrieved Party shall, without the posting of bond or other security (any requirement for which each Party hereby waives), be entitled to the remedy of specific performance of such covenants, agreements and obligations, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, a Party shall be entitled to an injunction or injunctions to prevent breaches of any covenants, agreements or obligations contained in this Agreement and in the event that any Action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.

Section 11.14 Non-Recourse. Each Transaction Document shall be enforceable only against, and any Action based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties signatory thereto, and then only with respect to the specific obligations set forth therein that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto.

Section 11.15 Legal Representation. The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that Sidley Austin LLP (“Seller’s Counsel”) has acted as counsel for the Seller, the Company Group and their respective Affiliates in the past and that such Persons reasonably anticipate that Seller’s Counsel will continue to represent them in future matters. Accordingly, the Purchaser, on behalf of itself and its Affiliates, expressly consents to (a) the representation by Seller’s Counsel of the Seller, the Company Group and their respective Affiliates in any post-Closing matter in which the interests of the Purchaser or its Affiliates, on the one hand, and the Seller, the Company Group or their respective Affiliates, on the other hand, are adverse, including any matter relating to the Transactions or any disagreement or dispute relating hereto, and whether or not such matter is one in which Seller’s Counsel may have previously advised such Persons, and (b) the disclosure by Seller’s Counsel to the Seller, the Company Group or their respective Affiliates of any information learned by Seller’s Counsel in the course of its representation of such Persons, whether or not such information is subject to attorney-client privilege or Seller’s Counsel’s duty of confidentiality. Furthermore, the Purchaser, on behalf of itself and its Affiliates, irrevocably waives any right it or its Affiliates may have to discover or obtain information or documentation relating to the representation of the Seller or its Affiliates (other than the Company Group) by Seller’s Counsel in connection with the Transactions, including any information relating to the sale or divestiture process conducted by the Seller or its Affiliates for the Company Group vis-a-vis any Person other than the Purchaser and its Affiliates. The Purchaser, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim against Seller’s Counsel in respect of legal services provided to the Seller, the Company Group or their respective Affiliates by Seller’s Counsel in connection with this Agreement or the Transactions.

Section 11.16 Privileged Communications. As to all communications among Seller’s Counsel or the Seller’s in-house counsel, on the one hand, and the Seller, any member of the Company Group or Subsidiary thereof, or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the Transactions and that constitute attorney-client privileged communications or are otherwise privileged under Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to the Seller, may be controlled by the Seller and shall not pass to or be claimed by the Purchaser, any member of the Company Group or any Subsidiary or Affiliate thereof; provided, however, that with respect to any Privileged Communications that (a) are (i) related to the Business or (ii) any assets,

Liabilities, Losses, Actions or other matters associated with any Company Group member and (b) are only tangentially related to the Transactions (collectively, the “Excluded Communications”), the privilege and the expectation of client confidence belongs to the applicable Company Group member, may be controlled by such Company Group member and shall pass to and may be claimed by the Purchaser or any member of the Company Group. The Privileged Communications (other than the Excluded Communications) are the Seller’s property, and, from and after the Closing Date, none of the Purchaser, the members of the Company Group or any of their respective Subsidiaries or Affiliates, nor any Person purporting to act on behalf of the Purchaser, any member of the Company Group or any of their respective Subsidiaries or Affiliates, shall seek to obtain any such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of the Purchaser, the members of the Company Group or any of their respective Subsidiaries, Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Communications after the Closing; provided, however, that the foregoing sentence shall not restrict the ability of the Purchaser, the members of the Company Group or any of their respective Subsidiaries or Affiliates to challenge the fact that any communication constitutes a Privileged Communication (other than as a result of the Purchaser becoming the owner of the Purchased Interests). The Seller and its Affiliates may use any such Privileged Communications in connection with any dispute that relates in any way to the Transactions; provided, however, that in the event a dispute arises between the Purchaser or the Company Group, on the one hand, and a third Person (other than the Seller or its Affiliates) after the Closing, the members of the Company Group and their respective Subsidiaries may assert the privilege to prevent disclosure of any such Privileged Communications to such third Person; and, provided, further, that the members of the Company Group and their respective Subsidiaries shall not, unless required by Law, waive such privilege without the Seller’s prior written consent.

Section 11.17 Fraud. For the avoidance of doubt, nothing in this Agreement or any Transaction Document elsewhere (including any survival periods, limitations on remedies, disclaimers of reliance or any other similar limitations) shall restrict, limit, be used as a defense against or otherwise impede any Person’s ability to maintain or recover any amounts in connection with any Action or claim based upon or arising from Fraud.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each Party as of the Signing Date.

SELLER:

DURANGO MIDSTREAM LLC, a Colorado limited liability company

By: Durango Investment Holdings LLC, its Manager

By:	/s/ Richard A. Cargile
Name:	Richard A. Cargile
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

PARENT:

KINETIK HOLDINGS INC.

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	President and Chief Executive Officer

PURCHASER:

KINETIK HOLDINGS LP

By: Kinetik Holdings GP, LLC, its general partner

By: Kinetik Holdings Inc., its sole manager

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“2019 Plan” has the meaning given to it in Section 5.06.

“2023 Plan” means the Parent’s Class A Common Stock stock repurchase program in effect as of the Signing Date, as may be amended from time to time.

“Action” means any litigation, arbitration, investigation, audit, grievance, action, claim, suit or similar proceeding (in each case, whether civil, criminal, administrative or appellate) by or before any Governmental Authority, arbitrator or mediator.

“Adjusted Purchase Price” has the meaning given to it in Section 2.01(b).

“AFE Amount” means, subject to Section 2.08(g), the aggregate of all capital expenditures paid by the Purchaser or the Company Group or any of their respective Affiliates prior to the AFE Determination Date with respect to the items included in the Target AFE in connection with or otherwise attributable or related to those certain development, construction and completion of the Company’s King Landing Gas Gathering and Processing Development.

“AFE Consideration” has the meaning given to it in Section 2.08(a).

“AFE Consideration Dispute Notice” has the meaning given to it in Section 2.08(b).

“AFE Consideration Review Period” has the meaning given to it in Section 2.08(b).

“AFE Determination Date” has the meaning given to it in Section 2.08(b).

“AFE Statement” has the meaning given to it in Section 2.08(b).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. Notwithstanding anything to the contrary in this definition or the Transaction Documents, other than for purposes of the Mutual Release and Sections 3.21(b), 6.03(c), 6.04, 6.05, 6.13, 11.14, 11.15 and 11.16, Seller’s Affiliates shall be limited to Durango Investment Holdings LLC and its Subsidiaries. Notwithstanding anything to the contrary in this definition or the Transaction Documents, other than for purposes of Section 11.14, Purchaser’s Affiliates shall be limited to Parent and its Subsidiaries. For avoidance of doubt, each member of the Company Group shall be an Affiliate of the Seller prior to the Closing, and each member of the Company Group shall be an Affiliate of the Purchaser from and after the Closing.

“Affiliate Transactions” has the meaning given to it in Section 6.15.

“Agreement” has the meaning given to it in the preamble.

“Allocation” has the meaning given to it in Section 2.10.

“Alternate Consideration” has the meaning given to in Section 2.07(i).

“Anti-Corruption Laws” means, collectively (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable Law, regulation, order, decree or directive having the force of law and relating to bribery or corruption.

“Anti-Money Laundering Laws” means the applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970, as amended, applicable provisions of the USA PATRIOT Act of 2001, including all amendments thereto and regulations promulgated thereunder, the Money Laundering Control Act of 1986, the Anti-Money Laundering Act of 2020, the anti-money laundering statutes of all jurisdictions to the extent applicable to the Purchaser or any of its subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Assignment Agreement” has the meaning given to it in Section 2.03(b).

“Available Employees” means, collectively, the Business Employees and the Corporate Employees.

“Base Purchase Price” means $79,000,000.

“Benefit Period” has the meaning given to it in Section 6.11(c).

“Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and each pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission or deferred compensation, retention, severance, termination, transaction or change in control, equity or other equity-based compensation, vacation practice or other paid time off, or fringe benefit plan, program, arrangement, agreement, policy or commitment.

“Blackstone” means, collectively, all investment funds, co-investment vehicles and managed accounts, in each case, managed or advised by Affiliates of Blackstone Inc., but excluding any portfolio companies of any of the foregoing.

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data (including, but not limited to, emails, instant messages, text messages, digital files, databases, cloud-based storage contents, and any other form of electronic communications that are created, sent, received, or stored by electronic means) and certificates of the Company Group, including the Company Group’s Organizational Documents.

“Business” means the entire existing business and operations carried on by the Company Group as of the Signing Date in the manner conducted as of the Signing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Business Employee” means each employee of Durango EmployeeCo whose primary site of employment is in the State of New Mexico and whose job duties primarily involve providing services with respect to any member of the Company Group or its business, all of whom, as of the Signing Date, are set forth in Section 1.01(e) of the Disclosure Schedule.

“Capital Expenditure Budget” has the meaning given to it in Section 6.01(a).

“Claim” has the meaning given to it in Section 6.18(d).

“Closing” has the meaning given to it in Section 2.02.

“Closing Cash Contributions” has the meaning given to it in Section 2.01(b)(iv).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Equity Consideration” means a number of Purchaser Common Units and an equal number of shares of Parent Class C Common Stock equal to the quotient of (a) $150,000,000, divided by (b) the Parent Common Stock VWAP, in each case, as may be adjusted in accordance with Section 2.07, which number, as of the Signing Date, shall be 3,840,246.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses as of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the recitals.

“Company Benefit Plan” means a Benefit Plan (whether written or unwritten) that is sponsored, maintained, or contributed to by the Company Group or with respect to which the Company Group has any Liability relating to any current or former Business Employee (or dependent thereof); provided, however, that, the term “Company Benefit Plan” shall not include any plan, program, arrangement, agreement, policy or commitment that is (a) maintained, sponsored, contributed to or required to be maintained or contributed to by a professional employer organization, (b) is required to be maintained or contributed to by applicable Law, or (c) is a Multiemployer Plan.

“Company Financial Statements” has the meaning given to it in Section 3.04(a).

“Company Group” means, collectively, the Company together with the Company Subsidiaries.

“Company Group Intellectual Property Rights” means, collectively, all Intellectual Property owned by or licensed to a member of the Company Group, including any other rights of the Company Group to use such Intellectual Property.

“Company Group Interests” means, collectively, the Company Interests together with the Subsidiary Interests.

“Company Interests” has the meaning given to it in the recitals.

“Company Related Parties” has the meaning given to it in Section 10.02(d).

“Company Subsidiaries” means, collectively, each of the Subsidiaries of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and the Purchaser, dated August 8, 2023.

“Consents” means any consents, approvals, exemptions, waivers, authorizations, filings, registrations or notifications.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under state or local or non-U.S. Law.

“Continuing Employee” has the meaning given to it in Section 6.11(a).

“Contract” means any written or oral agreement, contract, lease, license or other legally binding commitment or undertaking.

“control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Corporate Employee” means an employee of Durango EmployeeCo set forth in Section 1.01(f) of the Disclosure Schedule.

“COTS” means generally available, commercial “off-the-shelf,” “click-wrap,” “shrink-wrap” or “browser-wrap” software that is licensed to any member of the Company Group on a non-exclusive basis on standard terms and conditions and with a replacement cost or aggregate annual license and maintenance fee of not more than $100,000.

“Covered Persons” has the meaning given to it in Section 6.06(a).

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 4, 2023, by and among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, Wells Fargo Securities, LLC, Citibank, N.A., Citizens Bank, N.A., U.S. Bank National Association, Cadence Bank and First-Citizens Bank & Trust Company, as joint lead arrangers and join book runners, Citibank, N.A., Citizens Bank, N.A., U.S. Bank National Association, Cadence Bank and First-Citizens Bank & Trust Company, as co-syndication agents, and Independent Bank, Crossfirst Bank and First Bank, as co-documentation agents.

“Credit Support Obligations” means any letters of credit, guarantees, surety bonds, performance bonds and other credit support instruments issued by the Seller, any of the Seller’s Affiliates, the Company Group or any member thereof in respect of obligations of the Company Group (or any member thereof), in each case, which are set forth in Section 1.01(a) of the Disclosure Schedule.

“D&O Insurance” has the meaning given to it in Section 6.06(b).

“Deferred Consideration” means a number of Purchaser Common Units and an equal number of shares of Parent Class C Common Stock equal to the quotient of (a) $300,000,000, divided by (b) the Parent Common Stock VWAP, in each case, as may be adjusted in accordance with Section 2.07, which number, as of the Signing Date, shall be 7,680,492.

“Delivery Date” has the meaning given to it in Section 2.05(e).

“Derivative Transaction” shall mean a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, as issued by the Financial Accounting Standards Board, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Disclosure Schedule” means the disclosure schedule prepared by each Party and attached to this Agreement.

“Dispute Notice” has the meaning given to it in Section 2.05(b).

“Dispute Period” has the meaning given to it in Section 2.05(b).

“Disputed Item” has the meaning given to it in Section 2.05(b).

“Durango EmployeeCo” means Durango Employee Co. LLC, a Delaware limited liability company.

“Easement” means any Contract to which any member of the Company Group is a party granting an easement interest, right-of-way or access right in any Real Property, together with all associated amendments, modifications, supplements, extensions, renewals, estoppel certificates, subordination agreements and guaranties.

“Easement Real Property” means the real property subject to the Easements (including any and all improvements located thereon and fixtures attached thereto).

“Effective Time” means 12:01 a.m. Mountain Prevailing Time on March 1, 2024.

“Emergency Operations” means the operations necessary to respond to or alleviate (i) the imminent threat to (a) the health or safety of any Person or the environment, (b) the safety or integrity of the property of the Business, or (ii) circumstances that result in (a) the withdrawal, cancellation, suspension, revocation of a Permit or (b) the breach of any Law to which any member of the Company Group is a party or subject.

“Engagement Date” has the meaning given to it in Section 2.05(e).

“Environmental Law” means any Law, in effect on the Signing Date, pertaining to pollution, the protection of the environment, natural resources or public health and safety (as it relates to exposure to Hazardous Materials), or the use, handling, treatment, storage, transportation, disposal or Release of Hazardous Materials.

“Environmental Permit” means any Permit issued pursuant to applicable Environmental Laws.

“EPC Agreement” means the Engineering, Procurement & Construction Agreement, dated as of November 6, 2023, by and between Frontier Field Services, LLC and Interstate Treating, Inc.

“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any capital stock, partnership interests (whether general or limited), membership interests or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights or other similar rights settled into capital stock with respect to such Person or its business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated AFE Consideration” has the meaning given to it in Section 2.08(b).

“Estimated Closing Transaction Expenses” has the meaning given to it in Section 2.01(c).

“Estimated Purchase Price” has the meaning given to it in Section 2.01(c).

“Excluded Communications” has the meaning given to it in Section 11.16.

“Excluded Entities” has the meaning given to it in Section 6.04(b).

“Excluded Liabilities” means all Losses arising out of, resulting from or otherwise attributable to the Liabilities set forth on Section 1.01(i) of the Disclosure Schedule.

“FCC” means the Federal Communications Commission or any successor agency.

“Final AFE Consideration” has the meaning given to it in Section 2.08(b).

“Final Closing Cash Contributions” has the meaning given to it in Section 2.05(e).

“Final Closing Transaction Expenses” has the meaning given to it in Section 2.05(e).

“Final Leakage Amount” has the meaning given to it in Section 2.05(e).

“Final Post-Closing Adjustment Amount” has the meaning given to it in Section 2.05(f).

“Final Purchase Price” means the Adjusted Purchase Price calculated utilizing the Final Leakage Amount, Final Closing Transaction Expenses and Final Closing Cash Contributions.

“Forum” has the meaning given to it in Section 11.12(b).

“Fraud” means common law fraud under Delaware law with respect to the making of any representation or warranty by the Party in Article III, Article IV or Article V, as applicable, or in any certificate delivered in accordance herewith.

“Frontier” means Frontier Field Services, LLC, a Delaware limited liability company.

“Fundamental Transaction” has the meaning given to in Section 2.07(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Kinetik Holdings GP LLC, a Delaware limited liability company.

“Governmental Approval” means any Consent, certification, exemption, variance of, to, by or with, any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government (or department thereof), agency, board, commission, court of competent jurisdiction, arbitrator or arbitral body, or other governmental or regulatory authority or instrumentality.

“Hazardous Material” means any substances, materials or wastes defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos, asbestos-containing materials, per or polyfluoroalkyl substances or polychlorinated biphenyls.

“Hire Date” has the meaning given to it in Section 6.11(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indebtedness” means, with respect to the Company Group, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees but excluding trade accounts payable incurred in the ordinary course of business); (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) outstanding reimbursement obligations under any performance bond or letter of credit, but only to the extent drawn or called; (d) obligations under any financing lease arrangements; (e) indebtedness for borrowed money secured by a Lien on assets or properties of the Company Group; (f) financing lease obligations, and any accrued interest, prepayment penalties or premiums related thereto; (g) unfunded obligations of the Company Group for deferred compensation for any officer, director or employee of the Company Group which are earned and accrued as of the Closing; (h) obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests (but excluding any trade payables or accrued expenses arising in the ordinary course of business); and (i) direct or indirect guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (h) above. For the avoidance of doubt, Indebtedness shall not include (i) any amounts included in Transaction Expenses, (ii) any intercompany Indebtedness of the Company Group discharged at the Closing or (iii) any Indebtedness incurred by the Purchaser and its Affiliates (and subsequently assumed by the Company or either Company Subsidiary) on the Closing Date.

“Indemnified Party” has the meaning given to it in Section 6.18(a).

“Independent Accountant” has the meaning given to it in Section 2.05(e).

“Industrial Revenue Bonds” means those certain Industrial Revenue Bonds (which have not been issued but have been consented to via an ordinance from the Eddy County Board of County Commissioners, styled O-22-125, authorizing the issuance and sale of Eddy County, New Mexico Industrial Revenue Bond (Frontier Field Services, LLC) Series 2023 in an aggregate principal amount not to exceed $200,000,000, and associated documents), to be purchased by FFS Financial Holdings LLC, as described in further detail on Section 3.10 of the Disclosure Schedule.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) inventions and all improvements thereto, whether or not patentable, patents, patent applications and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Marks; (c) copyrights and other works of authorship (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), whether or not copyrightable or registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information; and; (e) all other intellectual and industrial property rights.

“Interim Company Balance Sheet” has the meaning given to it in Section 3.04(a).

“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article X.

“IRS” means the United States Internal Revenue Service.

“ISQ” means ISQ Global Infrastructure Fund II L.P., and any of its Affiliates, controlled investment vehicles, and any fund managed or administered by such Person or any of its Affiliates.

“Kings Landing Change of Control Event” means the Purchaser ceases to, directly or indirectly, own the Kings Landing Plant (other than in connection with any matters related to the EPC Agreement (or any replacement thereof) or the Industrial Revenue Bonds).

“Kings Landing Gas Gathering and Processing Development” means the gas gathering and processing system and related infrastructure being developed by the Company Group in Eddy County, New Mexico, in accordance with Section 1.01(g) of the Disclosure Schedule, including the Kings Landing Plant.

“Kings Landing In-Service Date” means the first date on which on-spec (with respect to H2S and CO2) Hydrocarbons have been sold or taken in-kind from the tailgate of the Kings Landing Plant for seven (7) consecutive days.

“Kings Landing Plant” means the cryogenic processing plant with a nameplate processing capacity of 200 MMcf/d commonly known as the “Kings Landing Plant” that is being developed and constructed by the Company Group in Eddy County, New Mexico.

“Knowledge” means, with respect to the Seller, the actual knowledge after due inquiry of any individual listed in Section 1.01(b) of the Disclosure Schedule, and with respect to the Purchaser or Parent, the actual knowledge after due inquiry of any individual listed in Section 1.01(c) of the Disclosure Schedule.

“Law” means any and all applicable laws (including common law), statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements, decrees of general application or other official act or other similar requirement enacted, adopted, promulgated, ratified or applied by any Governmental Authority.

“Leakage Amount” means, without duplication, any of the following that occur during the period after the Effective Time and prior to the Closing, in each case, without duplication, but excluding any Transaction Expenses and Permitted Leakage: (a) any actual or deemed dividend, or distribution (whether of profits, reserves, premiums, assets or otherwise, and whether in cash or in kind) declared, surrendered, paid or made (directly or indirectly) by any member of the Company Group to the Seller or any of its Affiliates or representatives; (b) any: (i) payments made to, or for the benefit of (including any amounts that would have been Transaction Expenses but for having been paid by any member of the Company Group); (ii) future benefits granted to, or for the benefit of (including any Lien); (iii) assets or rights transferred or surrendered to, or for the benefit of; (iv) Liabilities assumed, indemnified, guaranteed, incurred or discharged for the benefit of (including in respect of the cure or attempted cure of any inaccuracies in the representations and warranties of the Seller set forth in this Agreement), in each case of subclauses (i) through (iv), by any member of the Company Group to the Seller or any of its Affiliates (excluding any amounts paid in connection with the Services Agreement); (c) any payments made by or on behalf of any member of the Company Group to Seller or any of its Affiliates for redemption, repurchase or repayment of any loans, equity interests, debt, debt-like securities and/or other securities of any member of the Company Group, or any other return of capital; (d) the purchase by any member of the Company Group from Seller or any of its Affiliates of any assets or services, or transfer by the Company or any of its Subsidiaries to any Seller or any of their respective Affiliates of any assets, unless such payments are for goods or services pursuant to an agreement made with the written consent of the Purchaser or pursuant to the Services Agreement; (e) the waiver, release, or discount by any member of the Company Group of any amount or obligation owed to any of them by the Seller or any of its Affiliates, or any claim in respect thereof; (f) any (i) insurance expenses and (ii) general and administrative expenses; (g) agreement, arrangement, undertaking, or approval by any member of the Company Group of any matter referred to in subclauses (a) to (f) above; and (h) any fees, costs or Taxes incurred or paid by any member of the Company Group in connection with or as a result of any of the items referred to in subclauses (a) through (g) above.

“Lease” means any Contract to which any member of the Company Group is a party granting a leasehold, license or occupancy interest in any Real Property (including subleases), together with all associated amendments, modifications, agreements, supplements, extensions, renewals, estoppel certificates, subordination agreements and guaranties.

“Leased Real Property” means the real property subject to the Leases (including any and all improvements located thereon and fixtures attached thereto).

“Liability” means any debts, Taxes, obligations, duties, guarantees or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), regardless of whether any such debts, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, deed of trust, pledge, lien, charge, claim, option, collateral assignment, right of first offer, right of first refusal, preemptive right, restriction, encumbrance, financing statement, hypothecation, security interest, easement, right-of-way, plat restriction or deed restriction and any item similar to the foregoing.

“Loss” means any and all judgments, losses, Liabilities, damages, fines, penalties, deficiencies, costs and expenses (including court costs and reasonable out-of-pocket fees and expenses of attorneys, accountants and experts incurred in connection with defending or settling any Action).

“Marks” means trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names and other identifiers of source, including all applications for registration or issuance of any of the foregoing, whether domestic or foreign, and all goodwill associated with the foregoing.

“Material Adverse Effect” means, with respect to any of (x) the Purchaser and Parent, taken as a whole, on the one hand, (y) the Company Group, taken as a whole, or (z) the Seller, any change, event, occurrence or development that, individually or in the aggregate with all other changes, events, occurrences or developments, (a) has had, or would reasonably be expected to have, a material adverse effect on such Person’s assets, liabilities, condition (financial or otherwise) or results of operations (calculated net of insurance proceeds), or (b) materially impairs or would reasonably be expected to materially impair the ability of such Person to consummate the Transactions, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Transactions; provided, however, that in the case of clause (a) only, none of the following, if occurring, either alone or in combination, shall constitute a Material Adverse Effect or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the economy or the industries or markets in which the Company Group or any of its Affiliates operates, whether international, national, regional, state, provincial or local; (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil or other related products and operations, including any such changes due to actions by competitors or Governmental Authorities; (iii) changes in general regulatory, social or political conditions, including any acts of war, terrorist or other hostile activities or any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (iv) effects of weather, seismic activity or other meteorological events or natural disasters; (v) effects of any epidemic, pandemic or disease outbreak, or compliance with or changes in Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group; (vi) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, Order, policy, guideline or recommendation by any Governmental Authority or any change in applicable Laws arising from or otherwise relating to such event changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index; (vii) changes or prospective changes in Law or GAAP (or other accounting principles or regulatory policy) and the interpretation or enforcement thereof or any actions to comply with such changes; (viii) any fluctuations in the value of any currency or interest rates; (ix) other than in respect of Section 3.02, the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions; (x) the failure by such Person to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the Signing Date (provided, however, that this clause (x) shall not apply to the underlying cause of, reasons for or factors contributing to such failure); (xi) actions or omissions expressly required to be taken by such Person in accordance with this Agreement or the other Transaction Documents, including Section 6.01 and Section 6.10, or consented to in writing by the Purchaser or any of its Affiliates; provided further that, with respect to the matters set forth in clauses (i) through (viii) of the immediately preceding proviso, such matter shall be considered in determining whether a Material Adverse Effect has occurred to the extent it has a disproportionate effect on (x) the Purchaser, on the one hand, or (y) the Seller or the Company Group, on the other hand, relative to other companies operating in the same or a similar industry.

“Material Contracts” has the meaning given to it in Section 3.12(a).

“Measurement Date” has the meaning given to it in Section 5.06.

“Mountain Prevailing Time” means the time of day in Maljamar, New Mexico.

“MSEP Persons” means MS Capital Partners Adviser Inc. and all private equity funds, portfolio companies, parallel investment entities, co-investment entities, managed accounts and alternative investment entities owned, managed, advised or controlled by MS Capital Partners Adviser Inc. or its Affiliates.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Mutual Release” has the meaning given to it in Section 2.03(c).

“Nonparty Affiliate” has the meaning given to it in Section 11.14.

“Observer Rights Agreement” has the meaning given to it in Section 2.03(g).

“Offer Employee” has the meaning given to it in Section 6.11(a).

“Order” means any order, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator.

“Organizational Documents” means with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means November 30, 2024; provided, however, that if (a) the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date or (b) there is an agreement with a Governmental Authority or an Order to not consummate the transaction, but all other conditions to the Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) shall have been satisfied or waived, then, at the Seller’s option, the Outside Date shall be extended by an additional thirty-one (31) calendar days to December 31, 2024.

“Owned Real Property” means all real property owned in fee by any member of the Company Group (including any and all improvements located thereon and fixtures attached thereto).

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Parent.

“Parent Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Parent.

“Parent Common Stock” means the Parent Class A Common Stock and Parent Class C Common Stock.

“Parent Common Stock VWAP” means an amount equal to $39.06 as may be adjusted in accordance with Section 2.07.

“Parent Delisting Event” means the first to occur of (a) any of the following: (i) Parent Class A Common Stock shall have been suspended or ceased to be authorized for listing on the New York Stock Exchange or such other national securities exchange on which the Parent Class A Common Stock is listed and (ii) any other transaction that is intended to achieve a de-listing or take private of Parent and (b) the public announcement of any of the events set forth in the foregoing clause (a).

“Parent Preferred Stock” has the meaning given to it in Section 5.06.

“Parent SEC Reports” means all forms, reports, registration statements and other documents, together with all exhibits and schedules to the foregoing and all information incorporated therein by reference, amendments and supplements thereto filed or furnished by the Parent with the SEC since January 1, 2023.

“Party” or “Parties” has the meaning given to it in the preamble.

“Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens securing the Indebtedness of the Company Group set forth on Section 2.03(a) of the Disclosure Schedule, including, if applicable, UCC termination statements, deed of trust, mortgage releases or intellectual property releases, in each case to the extent applicable.

“Payoff Letters” has the meaning given to it in Section 2.03(a).

“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations and similar rights required by Law and issued by, or otherwise granted by, or otherwise obtained from, any Governmental Authority.

“Permitted Holders” means Blackstone and ISQ.

“Permitted Leakage” means, without duplication, any: (a) accrual and payment by the Company Group in respect of compensation and employee benefits due to any Business Employee, together with any employer portion of any withholding, payroll, employment, social security or similar Taxes related thereto, in each case, (i) in the ordinary course of business consistent with past practice, (ii) pursuant to any Benefit Plan relating to any Business Employee or (iii) as required by applicable Law; (b) accrual and payment by the Company Group to Seller or any Affiliate of Seller (other than any member of the Company Group) pursuant to the Services Agreement in the ordinary course of business consistent with past practice; (c) accrual and payment by the Company Group to Seller or any Affiliate of Seller (other than any member of the Company Group) as reimbursement in the ordinary course of business consistent with past practice of expenses incurred by Seller or such Affiliate attributable to the Company Group; (d) payment undertaken by or on behalf of any member of the Company Group after the Signing Date, in each case, with Purchaser’s prior written consent (which consent may be given or withheld at its sole discretion); and (e) payment of Taxes imposed on any member of the Company Group between the Effective Time through (and including) the Closing Date, including any Taxes imposed on any payments in the above clauses of this definition; provided, however, that Permitted Leakage in respect of items (b) through (c) above shall not exceed $250,000 in the aggregate in respect of any calendar month.

“Permitted Liens” means:

(a) with respect to any asset or property, including tangible personal property, the Real Property and the Company Group Interests, any:

(i) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar statutory liens that do not secure Indebtedness, in each case arising or incurred in the ordinary course of business, securing obligations that are (A) not yet due or (B) being contested in good faith in appropriate Actions;

(ii) statutory liens for Taxes that are (A) not yet due or (B) if due, being contested in good faith in appropriate Actions and for which adequate reserves have been established in accordance with GAAP;

(iii) liens securing capital or finance leases which are to remain outstanding after Closing;

(iv) liens in respect of pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business;

(v) liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract) that do not secure Indebtedness and that do not, individually or in the aggregate, materially interfere with the use and operation of any of the Company Group’s assets;

(vi) Liens that will be released at Closing; and

(vii) Liens listed in Section 1.01(d) of the Disclosure Schedule;

(b) with respect to the Real Property and without limiting the foregoing, any:

(i) terms, conditions, restrictions, exceptions, reservations (including minerals reservations), limitations and other matters (other than rights of first offer, rights of first refusal, purchase options and restrictions on transfer) (A) contained in any document filed or recorded in the real property records of the appropriate county or municipality to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such Real Property or (B) disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to the Purchaser, in each case, that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property or any of the Company Group’s assets (individually or in the aggregate), as applicable;

(ii) public roads, highways and waterways that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property or any of the Company Group’s assets (individually or in the aggregate), as applicable, as of the Signing Date;

(iii) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property or any of the Company Group’s assets(individually or in the aggregate), as applicable;

(iv) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Real Property and, in each case, that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property or any of the Company Group’s assets(individually or in the aggregate), as applicable;

(v) in the case of the Leased Real Property and Easement Real Property, any Liens to which the underlying fee or any other interest in the underlying leased premises or other lands is subject that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property, the rights of the Company Group under the applicable Leases and Easements or any of the Company Group’s assets (individually or in the aggregate), as applicable; and

(vi) the terms of each Contract vesting any member of the Company Group with any right, title or interest in or possession of Real Property, in each case, that do not materially impair or interfere with the current use, operation, occupancy or value of the Real Property or any of the Company Group’s assets (individually or in the aggregate), as applicable.

(c) with respect to the Company Group Interests, any Liens (A) created by the Purchaser or any of its Affiliates, and (B) arising from restrictions under securities Laws.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Pipelines” means all pipelines or transport conduit owned or used by any member of the Company Group.

“Position Statement” has the meaning given to it in Section 2.05(e).

“Post-Closing Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Final Purchase Price, minus (b) the Estimated Purchase Price.

“Post-Closing Statement” has the meaning given to it in Section 2.05(a).

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Statement” has the meaning given to it in Section 2.01(c).

“Privileged Communications” has the meaning given to it in Section 11.16.

“Purchased Interests” has the meaning given to it in the recitals.

“Purchaser” has the meaning given to it in the preamble.

“Purchaser Bankruptcy Event” means the first to occur of any of the following events (a) a decree or order of a Governmental Authority is entered: (i) adjudging Parent or Purchaser to be bankrupt or insolvent or (ii) approving a petition seeking reorganization, arrangement or adjustment of or in respect of Parent or Purchaser under any Law relating to bankruptcy, insolvency or relief of debtors; (b) Parent or Purchaser (i) makes an assignment for the benefit of its creditors, or petitions or applies to any Governmental Authority for the appointment of a receiver or trustee for itself or any substantial part of its property or (ii) commences for itself or acquiesces in or approves the filing or commencement against it by a creditor or other third party of any Action under any Law relating to bankruptcy, insolvency, reorganization, arrangement or readjustment of debt or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar Person appointed with respect to it or any substantial portion of its property or assets and such appointment is not timely contested by Parent or Purchaser in the event such appointment is sought by a creditor or other third party; or (c) any Proceeding is commenced for Parent’s or Purchaser’s winding-up, liquidation or dissolution and such Proceeding is not timely contested by Parent or Purchaser in the event such Proceeding is commenced by a creditor or other third party.

“Purchaser Change of Control Event” means the first to occur of any of the following events: (i) Parent ceases to directly or indirectly (A) own 100% of the Equity Interests of the General Partner or (B) control the General Partner, (ii) Parent ceases to own more than 10% of the Purchaser Common Units, (iii) the General Partner ceases to be the sole general partner of Purchaser or otherwise ceases to control the Purchaser, (iv) at any time, any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act) (other than the Permitted Holders) shall acquire the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the 1934 Act) of more than 50% of the outstanding voting stock of the Parent, (v) a sale or other disposition of all or substantially all of the assets of Parent or Purchaser, (vi) the merger, consolidation or amalgamation of Parent with or into another Person where the stockholders of Parent would not, immediately after such merger, consolidation or amalgamation, beneficially own (within the meaning of Rule 13d-3 promulgated by the SEC under the 1934 Act), directly or indirectly, Equity Interests representing in the aggregate more than 50% of the combined voting power of the surviving entity, or (vii) any purchase offer, tender offer or exchange offer where the stockholders of Parent would not, immediately after such purchase offer, tender offer or exchange offer, beneficially own (within the meaning of Rule 13d-3 promulgated by the

SEC under the 1934 Act), directly or indirectly, Equity Interests representing in the aggregate more than 50% of the combined voting power of Parent. Notwithstanding the preceding, (i) a conversion of the Parent or Purchaser, or an exchange of all of the outstanding equity interests in one form of entity for equity interests in such other form of entity, in each case shall not constitute a Purchaser Change of Control Event, so long as immediately following such conversion or exchange the Persons who beneficially owned the Equity Interests of Parent or Purchaser immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the economic interests or voting Equity Interests of such entity, and (ii) a Purchaser Change of Control Event shall not be deemed to occur (a) if the Parent or Purchaser becomes a direct or indirect wholly-owned subsidiary of one or more parent companies and (b) immediately following that transaction no Person (other than a Permitted Holder or one or more parent companies satisfying the requirements of this provision) is the beneficial owner, directly or indirectly, of more than 50% of the economic interests or voting Equity Interests of such entity of such parent companies.

“Purchaser Common Units” means the common units representing limited partner interests in the Purchaser.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Authority), Section 5.05 (Acquisition as Investment) and Section 5.08 (Broker’s Commissions).

“Purchaser Rating Decline” means the first to occur of (a) an event that causes the Purchaser’s long term senior unsecured indebtedness to have a rating equal to or lower than (i) Ba3 (or the equivalent) by Moody’s Investors Service Inc. (or any successor to the rating agency business thereof) and (ii) BB- (or the equivalent) by S&P Global Ratings (or any successor to the rating agency business thereof); provided, however, that (x) if either Moody’s Investors Service Inc. (or any successor to the rating agency business thereof) or S&P Global Ratings (or any successor to the rating agency business thereof) ceases to rate the Purchaser’s long term senior unsecured indebtedness, then a “Purchaser Rating Decline” shall be deemed to have occurred in the event that the remaining agency’s rating is equal to or lower than Ba3 (if the remaining rating agency is Moody’s Investors Service Inc. (or any successor to the rating agency business thereof)) or BB- (if the remaining rating agency is S&P Global Ratings (or any successor to the rating agency business thereof)) and (y) if each of Moody’s Investors Service Inc. (or any successor to the rating agency business thereof) and S&P Global Ratings (or any successor to the rating agency business thereof) ceases to rate the Purchaser’s long term senior unsecured indebtedness, then a “Purchaser Rating Decline” shall be automatically deemed to have occurred and (b) the public announcement of any of the events set forth in the foregoing clause (a), including any event deemed a “Purchaser Rating Decline.”

“Purchaser Related Parties” has the meaning given to it in Section 10.02(d).

“R&W Policy” means the purchaser-side representations and warranties insurance policy, to be issued in accordance with the binder agreement attached hereto as Exhibit E.

“Real Property” means, collectively, the Owned Real Property, Leased Real Property and Easement Real Property.

“Registered Intellectual Property Rights” means patents, registered copyrights, registered Marks, Internet domain names, and all applications for registration or issuance of any of the foregoing issued by a Governmental Authority, whether domestic or foreign, or private domain name registrar, as applicable.

“Registration Rights Agreement” has the meaning given to it in Section 2.03(i).

“Release” means any spilling, migrating, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the environment.

“Remaining Items” has the meaning given to it in Section 2.05(e).

“Remedies Exception” means (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Removal Deadline” has the meaning given to it in Section 6.08.

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, authorized agents, attorneys and professional advisors.

“Requisite Financial Statement Information” has the meaning given to it in Section 6.12.

“Resolution Period” has the meaning given to it in Section 2.05(d).

“Reverse Termination Fee” has the meaning given to it in Section 10.02(c).

“Sanctions” means any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, HM Treasury, or any other relevant sanctions authority.

“Scheduled Permit” has the meaning given to it in Section 3.06.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning given to it in the preamble.

“Seller Consolidated Group” means any Consolidated Group of which each of (a) the members of the Company Group and (b) Seller or an Affiliate of such Seller (other than the members of the Company Group), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller’s Counsel” has the meaning given to it in Section 11.15.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) (Organization; Good Standing), Section 3.02(a) (No Conflicts; Consents and Approvals; Governmental Filings), Section 3.03 (Capitalization; Subsidiaries), Section 3.17 (Broker’s Commissions), Section 3.20 (Affiliate Transactions), Section 4.01 (Organization; Good Standing), Section 4.02 (Authority), Section 4.03(a) (No Conflicts; Consents and Approvals) Section 4.04 (Ownership of Company Interests), and Section 4.08 (Broker’s Commissions).

“Seller Marks” means any Marks used by the Seller or any of its Affiliates using the name “Durango”.

“Seller Notes” means the promissory notes issued pursuant to that certain Note Purchase Agreement, dated as of March 8, 2024, by and among the Seller and the other parties thereto.

“Services Agreement” means that certain Amended and Restated Services Agreement, dated March 1, 2019, by and among Durango Investment Holdings LLC, the Seller, the Company, Durango Midcontinent LLC and Durango EmployeeCo.

“Signing Date” has the meaning given to it in the preamble.

“Special Distribution” has the meaning given to it in Section 2.07(h).

“Subsidiary” means, with respect to a Person, any corporation, association, partnership, limited liability company, joint venture or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the Equity Interests in which is directly or indirectly (through one or more intermediaries) owned by such Person.

“Subsidiary Interests” means the Equity Interests of the Company Subsidiaries.

“Successor 401(k) Plan” has the meaning given to it in Section 6.11(e).

“Successor Benefit Plans” has the meaning given to it in Section 6.11(a).

“Successor Welfare Benefit Plans” has the meaning given to it in Section 6.11(d).

“Target AFE” means the aggregate dollar amount of the costs, including the contingency amounts, for the Kings Landing Gas Gathering and Processing Development as set forth on Section 1.01(g) of the Disclosure Schedule.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, duties, levies, imposts, unclaimed property and escheat obligations, and other similar governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above.

“Tax Proceeding” has the meaning given to it in Section 9.03.

“Tax Return” means any return, report, declaration, claim for refund, or information return or statement relating to Taxes provided, or required to be provided, to a Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Mutual Release, the Transition Services Agreement, the Observer Rights Agreement and all other documents and certificates delivered or required to be delivered pursuant to any of the foregoing.

“Transaction Expenses” means, the following fees, costs or expenses of the Company Group (to the extent unpaid as of the Closing): (a) legal, accounting, advisory, broker, consulting and related fees and expenses incurred by the Company Group in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby, and (b) severance or termination payments or transaction, retention, sale, change in control and similar bonuses for Available Employees that become payable as a result of or in connection with the Closing by a member of the Company Group (excluding for the avoidance of doubt, payments occurring with respect to any Continuing Employee as a result of events following the Closing other than the passage of time), together with, in the case of clause (b) the employer portion of all employment and payroll Taxes payable thereon; provided, however, that in no event shall Transaction Expenses include (i) any payments made or required to be made pursuant to arrangements entered into by, or at the direction of, the Purchaser or any of its Affiliates, (ii) any fees payable by the Purchaser pursuant to Section 6.02(e), (ii) any expenses of, or expenses initiated at the request of, the Purchaser or any of its Affiliates, or (iii) the costs and expenses relating to the R&W Policy.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning given to it in Section 9.01.

“Transition Services Agreement” means that certain transition services agreement to be entered into between the Purchaser and the Seller on the Closing Date, in substantially the form attached hereto as Exhibit F and with respect to the services to be agreed between the Parties pursuant to Section 6.17.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Union” has the meaning given to it in Section 3.14(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar applicable local or state Laws, collectively.

“Wire Transfer Instructions” has the meaning given to it in Section 2.04(a).

EXHIBIT B

FORM OF JOINDER AGREEMENT

[Omitted]

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

[Omitted]

EXHIBIT D

FORM OF MUTUAL RELEASE

[Omitted]

EXHIBIT E

R&W POLICY

[Omitted]

EXHIBIT F

FORM OF TRANSITION SERVICES AGREEMENT

[Omitted]

EXHIBIT G

FORM OF OBSERVER RIGHTS AGREEMENT

[Attached]

Final Form

EXHIBIT G

FORM OF OBSERVER RIGHTS AGREEMENT

THIS OBSERVER RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2024 (the “Effective Date”), by and among Kinetik Holdings Inc., a Delaware corporation (the “Parent”), Kinetik Holdings LP, a Delaware limited partnership (“Purchaser”) and Durango Midstream LLC, a Colorado liability company (“Durango”). The Parent, Purchaser and their respective subsidiaries are herein referred to as the “Kinetik Entities,” and the Parent, Purchaser and Durango are herein referred to as the “Parties.”

RECITALS

WHEREAS, on May 9, 2024, the Parent entered into a Membership Interest Purchase Agreement (the “MIPA”) with Durango, pursuant to which Purchaser acquired all of the issued and outstanding membership interests of Durango Permian LLC, a Delaware limited liability company, and Durango will receive as consideration therefor common units of Purchaser (“OpCo Units”) and shares of Class C common stock, par value $0.0001 per share, of the Parent (“Class C Common Stock”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the MIPA, on the Effective Date each of the Parent, Purchaser and Durango are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Section 1. Board Observer.

(a) For so long as Durango has the right to receive Deferred Consideration (as defined in the MIPA) and, upon issuance of the Deferred Consideration, until the date that Durango ceases to hold (i) at least 6,000,000 OpCo Units or 6,000,000 shares of Class C Common Stock (in each case, subject to appropriate adjustment in the event of any split, combination, reclassification, recapitalization or other similar event) or (ii) if such OpCo Units and shares of Class C Common Stock have been exchanged pursuant to the terms of the Third Amended and Restated Limited Partnership Agreement of Purchaser (as may be amended from time to time), at least 6,000,000 shares of Class A Common Stock, par value $0.0001 per share, of the Parent (subject to appropriate adjustment in the event of any split, combination, reclassification, recapitalization or other similar event), Durango shall have the right to appoint one (1) non-voting board observer (the “Board Observer”) to the board of directors of the Parent (the “Board of Directors”). Durango shall notify the Parent in writing of the name of any Board Observer prior to designating such Board Observer. The Parent shall have the right to approve any Board Observer, provided that such approval shall not be unreasonably withheld, conditioned or delayed with respect to any Board Observer that, at the time of designation by Durango, such person is an employee of a MSEP Person (as defined in the MIPA), Durango or any of its affiliates. Any Board Observer appointed pursuant to this

Agreement shall enter into a board observer agreement with confidentiality obligations in the form attached hereto as Exhibit A. Durango shall have the right to remove and/or replace a Board Observer at any time by providing written notice of such removal and/or replacement to the Parent. In no event shall the Board Observer (i) be deemed to be a member of the Board of Directors, (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Parent, Purchaser or their respective equity holders, affiliates and representatives, or (iii) have the right to vote on, or consent to, any matters presented to the Board of Directors or propose or offer any motions or resolutions to the Board of Directors. The presence of the Board Observer shall not be required for purposes of establishing a quorum at any meeting of the Board of Directors.

(b) The Parent shall provide the Board Observer (i) notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the directors, (ii) access to all materials and other information given to the directors in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to the directors, and (iii) all rights to attend such meetings as are provided to directors. Notwithstanding the foregoing, the Board of Directors may exclude the Board Observer from the relevant portion of any meeting of the Board of Directors or any committee (and from receiving information provided to other directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between Durango, its affiliates or the Board Observer, on the one hand, and the Kinetik Entities, on the other hand, or that would otherwise violate applicable law (provided that any such exclusion shall only apply to such portion of such material or meeting which would relate to the conflicts of interest). The Parent reserves the right to exclude the Board Observer from access to any materials, information or meeting or portion thereof if the Board of Directors determines, in its reasonable good faith discretion, that such access would cause the loss of the attorney-client privilege protection otherwise afforded to any such information or prevent the directors from engaging in attorney-client privileged communication (provided that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege). Durango shall not (x) exercise any control over Parent, Purchaser or their respective affiliates through the Board Observer, or (y) act or otherwise represent himself or herself as an employee of the Parent, Purchaser or their respective subsidiaries. The Parent shall notify the Board Observer if the Parent has withheld any such information or excluded such representative from any such meeting pursuant to the preceding sentence. The Board Observer shall not have any individual authority to assume or create any commitment or obligation on behalf of, or to bind, the Kinetik Entities.

Section 2. Miscellaneous.

(a) Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Parent, Purchaser or any of their respective affiliates or Durango or any of its affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof (other than the MIPA, the Amended and Restated Bylaws of the Parent and the Third Amended and Restated Agreement of Limited Partnership of Purchaser).

(b) Incorporation by Reference. The following sections of the MIPA are hereby incorporated by reference into this Agreement, mutatis mutandis: Section 1.02 (Rules of Construction), Section 11.06 (Waiver), Section 11.07 (Amendment), Section 11.10 (Invalid Provisions), Section 11.11 (Counterparts), Section 11.12 (Governing Law; Jurisdiction), Section 11.14 (Non-Recourse).

(c) Notices. All notices and demands provided for in this Agreement shall be in writing and shall be delivered to the following addresses:

If to any Kinetik Entity, as set forth below:

Kinetik Holdings Inc.

2700 Post Oak Blvd., Suite 300

Houston, TX 77056

Attention: General Counsel

Email: [*]; [*]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Robert Hughes; Scott Rubinsky

Email: [*]; [*]

If to Durango, as set forth below:

Durango Midstream LLC

10077 Grogans Mill Rd., Suite 300

The Woodlands, Texas 77380

Attn: Richard A. Cargile

Email: [*]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Ave, Suite 5900

Houston, Texas 77002

Attn: Cliff W. Vrielink; Chris Folmsbee

Email: [*]; [*]

(d) Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(e) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the date on which Durango, and its affiliates who are assigned this Agreement in accordance with clause (d) above, no longer have the right to appoint a Board Observer and (ii) such earlier date as the Parties may otherwise agree.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

KINETIK HOLDINGS INC.

By:
Name:
Title:

KINETIK HOLDINGS LP

By: Kinetik Holdings GP LLC, its general partner

By:
Name:
Title:

Signature Page to Durango Observer Rights Agreement

DURANGO MIDSTREAM LLC

By: Durango Investment Holdings LLC, its Manager

By:
Name:
Title:

Signature Page to Durango Observer Rights Agreement

Exhibit A

[Form of Board Observer Agreement]

[Omitted]

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Kinetik Holdings Inc., a Delaware corporation (the “Company”), and [______________] (the “Holder”). Each of the Company and the Holder is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in connection with the transactions (the “Transactions”) contemplated by that certain Membership Interest Purchase Agreement dated as of May 9, 2024, by and among the Company, Kinetik Holdings LP, a Delaware limited partnership (“OpCo”), and the Holder (the “Purchase Agreement”), among other things, the Holder will be entitled to receive certain Closing Date Equity Consideration and Deferred Consideration (each as defined in the Purchase Agreement) comprised of common units in OpCo (“Common Units”) and shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”); and

WHEREAS, following the issuance of any Common Units and Class C Common Stock, in accordance with the Third Amended and Restated Limited Partnership Agreement of OpCo, dated as of February 22, 2022, as it may be amended, restated, supplemented and otherwise modified from time to time (the “OpCo LP Agreement”), the Holder will be entitled to cause OpCo to redeem or exchange all or a portion of its Common Units and Class C Common Stock for cash or shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) at the Company’s election.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adoption Agreement” shall have the meaning given in subsection 5.3.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other hand, shall not be considered Affiliates. For purposes of this Agreement, (iv) the Company shall not constitute an Affiliate of any other Party, and (v) no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined under Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Blackout Period” shall have the meaning given in subsection 3.5.2.

“Block Trade” shall have the meaning given in Section 2.5.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class C Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock, the Class C Common Stock and any capital stock of the Company into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Company of any class hereafter authorized.

“Common Units” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Closing Date” means the date hereof.

“Closing Date Equity Consideration” shall have the meaning given in the Purchase Agreement.

“Deferred Consideration” shall have the meaning given in the Purchase Agreement.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder(s)” means, as applicable, the Holder(s) making a written demand for the Registration of Registrable Securities or making a written demand for an Underwritten Offering, in each case, pursuant to Section 2.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have the meaning given in Section 2.5.

“Existing Registration Rights Agreement” shall mean that certain Second Amended and Restated Registration Rights Agreement, dated February 22, 2022, by and among the Company and the holders listed on the signature pages thereto.

“Form S-1” shall have the meaning given in Section 2.1.

“Form S-3” shall have the meaning given in Section 2.1.

“Holder” and “Holders” shall have the meaning given in the Preamble, together with their Permitted Transferees.

“Lock-up Period” shall mean three hundred sixty-four (364) days following the Closing Date.

“Lock-up Securities” shall have the meaning given in subsection 2.6.1.

“Lock-up Transfer” shall have the meaning given in subsection 2.6.2.

“Majority-in-Interest” shall mean the holders of more than fifty percent (50%) of the Registrable Securities held by the Holders.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.3.

“Minimum Amount” shall have the meaning given in subsection 2.2.1(a).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“OpCo” shall have the meaning given in the Recitals hereto.

“OpCo LP Agreement” shall have the meaning given in the Recitals hereto.

“Overnight Underwritten Offering” shall mean an Underwritten Offering that is expected to be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Permitted Transferees” shall mean with respect to any Holder, an Affiliate to whom Registrable Securities or Lock-up Securities are Transferred by such Holder; provided, in each case, that (vi) such Transfer does not violate any agreements between such Holder and the Company or any of the Company’s subsidiaries, (vii) such Transfer is not made in a registered offering or pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), and (viii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.3.2, including the execution of the Adoption Agreement to the Company’s sole satisfaction.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Notice” shall mean a Piggyback Registration Notice and/or an Underwritten Offering Piggyback Notice.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1(a).

“Piggyback Registration Notice” shall have the meaning given in subsection 2.3.1(a).

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (b) the shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units and Class C Common Stock issued to Holder as Closing Date Equity Consideration or Deferred Consideration, in each case in accordance with the terms of the OpCo LP Agreement, and (c) any other equity security of the Company issued or issuable with respect to any Registrable Security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement; (B) such securities shall have been otherwise Transferred, new certificates or book entries for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) the later of (x) the Holder of such securities owns less than five percent (5%) of the then-outstanding Common Stock and (y) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, other restrictions or limitations (including manner of sale)); or (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean all expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the Majority-in-Interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall mean each Holder that requests to include all or a portion of such Holder’s Registrable Securities in (d) an Underwritten Offering pursuant to subsection 2.2.2 or (e) a Piggyback Registration or Underwritten Piggyback Offering pursuant to Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall mean a Registration Statement of the Company filed with the Commission on Form S-3, or Form S-1 if Form S-3 is not available for use by the Company at such time (or any successor form or other appropriate form under the Securities Act), for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Suspension Period” shall have the meaning given in subsection 3.5.1.

“Trading Market” shall mean the principal national securities exchange on which the Registrable Securities are listed.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” means, with respect to any Registrable Securities or Lock-up Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Securities or Lock-up Securities, as applicable, or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Registrable Securities or Lock-up Securities, as applicable, or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Offering Piggyback Notice” shall have the meaning given in subsection 2.3.1(b).

“Underwritten Offering Piggyback Request” shall have the meaning given in subsection 2.3.1(b).

“VWAP” shall mean, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market for the specified number of trading days immediately preceding, but excluding, such date.

ARTICLE II

REGISTRATIONS

2.1 Initial Registration. The Company shall, within one hundred eighty (180) days of the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holder, from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) ninety (90) days (or one hundred and twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”), or, if Form S-3 is not then available to the Company, on Form S-1 (“Form S-1”) or on such other form of registration statement as is then available to effect a Registration for resale of the Registrable Securities; provided, however, that if the Company has filed the Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) withdraw the Registration Statement on Form S-1 and file a subsequent Registration Statement on Form S-3 or any equivalent or successor form, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.8. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.2 Demand Registration.

2.2.1 Request for Registration.

(a) Subject to the provisions of subsection 2.2.3, Section 2.4, Section 2.5, and Section 2.6, hereof, any Holder may make a written demand for Registration of all or part of their Registrable Securities (such written demand, a “Demand Registration”), which shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof, which may include sales on a delayed or continuous basis pursuant to a Shelf Registration Statement, as permitted by Rule 415 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act. Notwithstanding anything to the contrary herein, in no event shall the Company be required to effectuate a Registration unless the dollar amount of the Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included therein is reasonably likely to result in gross sale proceeds of at least $100 million based on the five (5)-day VWAP as of the date of the Demand Registration (the “Minimum Amount”).

(b) Within forty-five (45) days of receipt of the Demand Registration, the Company shall, subject to the limitations of this subsection 2.2.1, file a Registration Statement with respect to all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) (if any) pursuant to such Demand Registration. The Company shall use all commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the filing thereof under the Securities Act. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Demanding Holder(s) and Requesting Holders (if any) until all such Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.8.

(c) The Registration Statement filed with the Commission pursuant to this subsection 2.2.1 shall be on Form S-3, or, if Form S-3 is not then available to the Company, on Form S-1 or on such other form of registration statement as is then available to effect a Registration for resale of the Registrable Securities of the Demanding Holder(s) and Requesting Holders (if any); provided, however, that if the Company has filed the Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) withdraw the Registration Statement on Form S-1 and file a subsequent Registration Statement on Form S-3 or any equivalent or successor form, and shall contain a Prospectus in such form as to permit the Demanding Holder(s) and the Requesting Holders (if any) to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Demanding Holder(s) and Requesting Holders (if any).

(d) Subject to the other limitations contained in this Agreement, the Company is not obligated hereunder to effect (i) more than a total of one (1) Registration pursuant to Demand Registrations for the Holder and their respective Affiliates within any twelve (12) month period or (ii) a Registration pursuant to a Demand Registration if a Registration Statement covering all of the Registrable Securities held by the Demanding Holder(s) shall have become effective after the Closing Date and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Registration in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Registration.

2.2.2 Underwritten Offering. Any Holder then able to effect a Demand Registration pursuant to subsection 2.2.1 shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering, to require the Company, subject to the provisions of subsection 2.2.1, subsection 2.2.3, Section 2.4 and Section 2.5 hereof, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to a new Demand Registration. Any Holder shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering, to require the Company, subject to the provisions of subsection 2.2.3, Section 2.4 and Section 2.5 hereof, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to an existing effective Registration Statement covering such Registrable Securities. All such Demanding Holders proposing to distribute their Registrable

Securities through an Underwritten Offering under this subsection 2.2.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Majority-in-Interest of the Demanding Holders initiating the Underwritten Offering, which Underwriter(s) must be reasonably satisfactory to the Company. Notwithstanding the foregoing, the Company is not obligated to effect (i) an Underwritten Offering pursuant to this subsection 2.2.2, unless the dollar amount of the Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included therein is reasonably likely to result in gross sale proceeds of at least the Minimum Amount, (ii) an Underwritten Offering pursuant to this subsection 2.2.2, within ninety (90) days after the closing of another Underwritten Offering, or (iii) more than one (1) Underwritten Offering for the same Demanding Holder(s) and their respective Affiliates within any twelve (12) month period.

2.2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to subsection 2.2.2, in good faith, advises the Company, the Demanding Holder(s) and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell, and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holder(s) and Requesting Holders (if any) (if such amount exceeds the Maximum Number of Securities, pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (including any Affiliates of such Holders) owns at such time) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.4 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or any portion of its Registrable Securities included in a Demand Registration for any or no reason whatsoever upon written notification to the Company of its intention to so withdraw at any time prior to the effectiveness of the applicable Registration Statement; provided, however, that upon withdrawal by (i) any Demanding Holder of an amount of its Registrable Securities from the Demand Registration such that the remaining amount of Registrable Securities of the Demanding Holder(s) and their respective Affiliates to be included in the Demand Registration is reasonably likely to result in gross sale proceeds below the Minimum Amount or (ii) the Majority-in-Interest of the Demanding Holders initiating a Demand Registration, the Company shall (with respect to clause (ii)), and shall have the right, but not the obligation (with respect to clause (i)), to cease all efforts to secure effectiveness of the applicable Registration. Notwithstanding anything to the contrary in this Agreement, the Demanding Holders shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.4.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to subsection 2.2.1), other than a Registration Statement (i) filed pursuant to Section 2.1 hereof, (ii) filed in connection with an Underwritten Offering; (iii) filed in connection with any employee stock option or other benefit plan, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, or (vii) on Form S-4, then the Company shall within ten (10) days (or if the Registration Statement will be a Shelf Registration Statement, within five (5) days) of the anticipated filing date of such Registration Statement give written notice of such proposed filing to all of the Holders of Registrable Securities (the “Piggyback Registration Notice”), which notice shall (A) describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

(b) If at any time the Company proposes to conduct an Underwritten Offering (including an Underwritten Offering pursuant to a Demand Registration or a Block Trade pursuant to Section 2.5), for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), then the Company shall promptly notify all Holders of such proposal reasonably in advance (and in any event at least two (2) business days before in connection with a “bought deal” or Overnight Underwritten Offering) of the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Class A Common Stock that are proposed to be registered (the “Underwritten Offering Piggyback Notice”). Receipt of any Underwritten Offering Piggyback Notice required to be provided in this subsection 2.3.1(b) to Holders shall be kept confidential by the Holder until such proposed Underwritten Offering is (i) publicly announced or (ii) such Holder receives notice that such proposed Underwritten Offering has been abandoned, which such notice shall be provided promptly by the Company to each Holder. The Underwritten Offering Piggyback Notice shall offer Holders the opportunity to include in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request in writing (an “Underwritten

Piggyback Offering”); provided, however, that in the event that the Company proposes to effectuate the subject Underwritten Offering pursuant to an effective Shelf Registration Statement of the Company other than an Automatic Shelf Registration Statement, only Registrable Securities of Holders which are subject to an effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering, unless the Company is then able to file an Automatic Shelf Registration Statement and in the reasonable judgment of the Company, the filing of the same including Registrable Securities of Holders that are not otherwise included in an effective Shelf Registration Statement would not have a material adverse effect on the price, timing or distribution of the Class A Common Stock in such Underwritten Piggyback Offering. The Company shall use commercially reasonable efforts to include in each such Underwritten Piggyback Offering such Registrable Securities for which the Company has received written requests for inclusion therein (“Underwritten Offering Piggyback Request”) within three (3) business days after sending the Underwritten Offering Piggyback Notice (or one (1) business day in connection with a “bought deal” or Overnight Underwritten Offering). All Holders requesting to include their Registrable Securities in an Underwritten Piggyback Offering under this subsection 2.3.1(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Underwritten Piggyback Offering. If the managing Underwriter or Underwriters in an Underwritten Piggyback Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Underwritten Piggyback Offering in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.2 hereof, and (iii) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Piggyback Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Piggyback Offering (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (pro rata based on the respective number of Registrable Securities that each Holder owns at such time (including any Affiliates of such Holder)), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Underwritten Piggyback Offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Piggyback Offering (A) first, the Class A Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 (pro rata based on the number of Registrable Securities that each Holder owns at such time (including any Affiliates of such Holder)), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities included in a Piggyback Registration or an Underwritten Piggyback Offering, as applicable, for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (x) in the case of a Piggyback Registration, the effectiveness of the applicable Registration Statement or (y) in the case of any Underwritten Piggyback Offering, prior to the pricing of such Underwritten Piggyback Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Demanding Holders shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Opt-Out Notice. Any Holder of Registrable Securities may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder of Registrable Securities not receive from the Company any Piggyback Notice; provided, however, that such Holder of Registrable Securities may later revoke any such Opt-Out Notice in writing. The Company shall not deliver any notice to such Holder of Registrable Securities pursuant to this Section 2.3 (i) with respect to a Registration or Underwritten Offering proposed to be filed or to commence, as applicable, prior to the expiration of the Lock-Up Period; and (ii) following receipt of an Opt-Out Notice from a Holder of Registrable Securities (unless subsequently revoked).

2.4 Restrictions on Registration Rights. During the period that is forty-five (45) days before the Company’s good faith estimate of the date of an Underwritten Offering (including an Underwritten Offering pursuant to a Demand Registration), for the Company’s own account, the Company shall have the right to defer for up to forty-five (45) days any Registration pursuant to Section 2.2; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such Company-initiated Registration to become effective and may only exercise this right once in any 12-month period.

2.5 Block Trades. In the event that one or more Holders elect to dispose of Registrable Securities pursuant to an underwritten transaction requiring the involvement of the Company but not involving (A) any roadshow or (B) a lock up agreement of more than 45 days to which the Company would be a party, and which is commonly known as a “block trade” and reasonably expect gross proceeds of at least $50 million from such block trade (a “Block Trade”), the Holders shall provide at least three (3) Business Days prior notice in writing of such Block Trade to the Company and the Company shall, at the request of the Holders, use commercially reasonable efforts cooperate with the applicable Demanding Holders in allowing the applicable broker, agent, counterparty, underwriter, bank or other institution (each, a “Financial Counterparty”) to effect the Block Trade; provided, however, the Company shall have no obligation to facilitate or participate in more than two (2) Block Trades, in the aggregate, pursuant to this Section 2.5 during any 12-month period.

2.6 Lock-up.

2.6.1 Until the expiration of the Lock-Up Period, no Holder shall Transfer any of the Closing Date Equity Consideration or the Registrable Securities issued upon redemption of any Common Units and Class C Common Stock comprising the Closing Date Equity Consideration (the “Lock-up Securities”) whether any such transaction is to be settled by delivery of any such Lock-up Securities, as applicable, or other equity interests, other securities, in cash or otherwise, except as permitted by subsection 2.6.2.

2.6.2 Notwithstanding anything to the contrary in subsection 2.6.1 and subject to the other terms and conditions of this subsection 2.6.2, a Holder may Transfer Lock-up Securities as set forth below (each, a “Lock-up Transfer”): (i) a Holder may Transfer Lock-up Securities to a Permitted Transferee; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (iii) by will or by intestacy, provided that such transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein; (iv) to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; (v) for bona fide tax or estate planning purposes, provided that the transferee or transferees agree to be bound in writing by the restrictions set forth herein; or (vi) pursuant to domestic relations or court orders. The Company shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities being transferred or assigned. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Securities except in compliance with the foregoing restrictions.

2.6.3 Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected (including, for the avoidance of doubt, any Underwritten Offering Piggyback Request) or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Lock-up Period; provided, however, the Registration and Registration Statement contemplated by Section 2.1 may be effected and become effective during the Lock-up Period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 5.8;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel to such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the Majority-in-Interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form on terms agreed to by the Company, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $100 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is further acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Customary Lock-Up Agreements. In connection with each Underwritten Offering pursuant to Section 2.2.2, each Holder, who at the time of such Underwritten Offering holds, together with its Affiliates, at least 10% of the then-outstanding Common Stock, agrees, if requested, to become bound by and to execute and deliver a customary lock-up agreement restricting such Holder’s right to (i) Transfer any equity securities of the Company held by such Holder or (ii) enter into any swap or other arrangement that Transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to such Registration and ending on the date sixty (60) days thereafter; provided that no Holder shall be required to agree to a lock-up period longer than the lock-up period for the Company, the Demanding Holder(s), or the directors and “executive officers” (as defined under Section 16 of the Exchange Act) of the Company. The terms of such lock-up agreements shall include customary carve-outs from the restrictions on Transfer set forth therein and each Holder’s lock-up agreement shall require equal treatment of all Holders in the event of any early release from the lock-up. The Company shall, if requested by the Majority-in-Interest of the Holders participating in such Registration, cause its directors and executive officers to agree to become bound by and to execute and deliver a similar lock-up agreement.

3.5 Suspension of Sales; Adverse Disclosure.

3.5.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.5.2 If the filing, initial effectiveness or continued use of (including in connection with any Underwritten Offering) a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure or (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.5.3 The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under Section 2.4 or this Section 3.5. Notwithstanding anything to the contrary in this Section 3.5, in no event shall any period during which the Company exercised its rights under Section 2.4, Blackout Periods and any Suspension Periods continue for more than sixty (60) days in the aggregate during any 180-day period or more than one hundred twenty (120) days in the aggregate during any 365-day period.

3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors, and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors, and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information, and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges, or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act or pursuant to an effective Registration Statement, then, at such Holder’s written request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legend, to which such Registrable Securities are then subject, in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel). Upon expiration of the Lock-Up Period, the Company shall promptly cause the Company’s transfer agent to remove the restrictive legend limiting the transfer of such Lock-Up Securities pursuant to Section 2.6 hereof.

5.2 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Kinetik Holdings Inc., 2700 Post Oak Blvd., Suite 300, Houston, Texas 77056, and, if to any Holder, at such Holder’s address or facsimile number as set forth on the signature pages to this Agreement. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.2.

5.3 Assignment; No Third-Party Beneficiaries.

5.3.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.3.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement (the “Adoption Agreement”) to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Holder.”

5.3.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which, for the avoidance of doubt, include a Permitted Transferee following such Permitted Transferee’s execution and delivery of an Adoption Agreement (unless already bound hereby).

5.3.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.3 hereof.

5.3.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.2 hereof and (ii) an executed Adoption Agreement. Any Transfer or assignment made other than as provided in this Section 5.3 shall be null and void.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Majority-in-Interest Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than pursuant to the terms of the Existing Registration Rights Agreement, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Further, the Company shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, or in any way subordinate, the rights granted to the Holders hereby, including any registration or other right that is directly or indirectly intended to violate or subordinate the rights granted to the Holders hereby.

5.8 Term. This Agreement shall terminate as to any Holder, and such Holder shall have no further rights or obligations hereunder, on such date on which such Holder, together with such Holder’s Affiliates, no longer owns any Registrable Securities. The provisions of Section 3.6 and Article IV shall survive any termination.

5.9 Holder Action. Whenever the Holders are entitled to act or refrain from acting, the Holders shall do so by the determination of the Majority-in-Interest of the Holders.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

KINETIK HOLDINGS INC.,
a Delaware corporation

By:
Name:	Jamie Welch
Title:	Chief Executive Officer and President

[Signature Page to Registration Rights Agreement]

[_____________], a Delaware limited liability company

By:
Name:
Title:

Address:

[_____________]
[___________]
[____________]

[Signature Page to Registration Rights Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [•], 2024, by and among the Company and the Holder (as amended from time to time, the “Registration Rights Agreement”). Capitalized terms used and not otherwise defined in this Adoption Agreement have the meanings given to them in the Registration Rights Agreement.

By the execution of this Adoption Agreement, Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring the securities indicated under Transferee’s signature below (the “Acquired Securities”) subject to the terms and conditions set forth in the Registration Rights Agreement.

2. Agreement. Transferee (a) agrees that the Acquired Securities shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Joinder. The spouse of Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the Acquired Securities to the terms of the Registration Rights Agreement.

Signature:

Address for Notice:

Attention:
Email:

Acquired Securities:	Number
Type (check applicable box):
☐ Shares of Class A Common Stock
☐ Shares of Class A Common Stock issued in exchange for Common Units and Class C Common Stock

Exhibit A-1

Acquired Securities:	Number
Type (check applicable box):
☐ Other equity security issued by dividend, stock split, etc.

Exhibit A-2

EXHIBIT I

RESTRICTIVE LEGENDS

Class A Common Stock Legends

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

Class C Common Stock Legends

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Common Unit Legends

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KINETIK HOLDINGS LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ALTUS MIDSTREAM LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY KINETIK HOLDINGS LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Closing Date Equity Consideration Legends

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN ARTICLE II OF THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF [____], 2024, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN KINETIK HOLDINGS INC. AND DURANGO MIDSTREAM LLC, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.